UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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(as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2011

To the Shareholders of Perry Ellis International, Inc.:

The 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 9, 2011 for the following purposes:

1.	To elect two directors of the Company to serve until the 2014 Annual Meeting of Shareholders;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To hold an advisory vote on the frequency of the advisory vote on the Company’s executive compensation;

4.	To consider and vote upon a proposal to adopt the Company’s 2011 Management Incentive Compensation Plan;

5.	To consider and vote upon a proposal to adopt the Company’s Second Amended and Restated 2005 Long-Term Incentive Compensation Plan;

6.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012; and

7.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 28, 2011 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on June 9, 2011

This proxy statement and our annual report to shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2011

Your vote is important. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Fanny Hanono,

Secretary

Miami, Florida

May 5, 2011

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, WE RESPECTFULLY URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. “STREET NAME” SHAREHOLDERS WHO WISH TO VOTE THEIR SHARES IN PERSON WILL NEED TO OBTAIN A PROXY FROM THE PERSON IN WHOSE NAME THEIR SHARES ARE REGISTERED.

i

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 9, 2011

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 9, 2011, and at any adjournments or postponements thereof pursuant to the enclosed Notice of Annual Meeting.

The approximate date this proxy statement and the enclosed form of proxy are first being sent to shareholders is May 5, 2011. Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders that accompanies this proxy statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

We will pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone, or by Company officers and employees without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy soliciting materials to their customers or principals. Also, Morrow & Co., LLC has been hired to help in the solicitation of proxies for the 2011 Annual Meeting for a fee of approximately $7,000, plus associated costs and expenses.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect two directors of the Company to serve until the 2014 Annual Meeting of Shareholders;

2.	To hold an advisory vote on our executive compensation;

3.	To hold an advisory vote on the frequency of the advisory vote on our executive compensation;

4.	To consider and vote upon a proposal to adopt our 2011 Management Incentive Compensation Plan;

5.	To consider and vote upon a proposal to adopt our Second Amended and Restated 2005 Long-Term Incentive Compensation Plan;

6.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012; and

7.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of the respective nominees for director named in the Section titled “Election of Directors,” (b) “FOR” the advisory vote on our executive compensation, (c) “ONE YEAR” for the advisory vote on the frequency of future advisory votes on our executive compensation, (d) “FOR” the adoption of the Company’s 2011 Management Incentive Compensation Plan, (e) “FOR” the adoption of the Company’s Second Amended and Restated 2005 Long-Term Incentive Compensation Plan (the “Second Amended and Restated Long-Term Incentive Compensation Plan”), and (f) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business that may properly come before the Annual Meeting; however, if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Our Board of Directors has set the close of business on April 28, 2011, as the record date for determining which of our shareholders are entitled to notice of, and to vote, at the Annual Meeting. As of the record date, there were approximately 16,330,329 shares of common stock that are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the Annual Meeting. With respect to the vote on the frequency of future advisory votes on our executive compensation (Proposal 3), you are not voting to approve or disapprove the proposal. Rather, you are voting to indicate your preference as to the frequency of future advisory votes on our executive compensation. There is no threshold vote that must be obtained for this proposal to “pass”. The board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on our executive compensation. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposals covered by this Proxy Statement. If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted FOR all nominees for director, FOR Proposals 2, 4, 5 and 6, and “ONE YEAR” for Proposal 3, as recommended by our Board of Directors. If less than a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, the advisory vote on our executive compensation, the advisory vote on the frequency of future advisory votes on our executive compensation, and the adoption of the 2011 Management Incentive Compensation Plan and the Second Amended and Restated Long-Term Incentive Compensation Plan, are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” occur when shares represented by proxies received from a bank or broker are not voted on a matter because the bank or broker did not receive voting instructions from the bank or broker’s customer. Broker non-votes, will be treated the same as abstentions, which means the shares will be deemed to be present at the Annual Meeting for purposes of determining whether a quorum exists. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions are not considered shares present and entitled to vote with respect to the matter on which the broker has not voted or the abstention has been received. Thus, abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

PROPOSAL 1 – ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

Our amended and restated articles of incorporation provide that the Board of Directors be divided into three classes. Each class of directors serves a staggered three-year term. Joseph Natoli and Eduardo M. Sardiña hold office until the 2011 Annual Meeting. Oscar Feldenkreis, Joe Arriola, and Joseph P. Lacher hold office until the 2012 Annual Meeting. George Feldenkreis and Gary Dix hold office until the 2013 Annual Meeting. At the Annual Meeting, two directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2014, or until their successors are duly elected and qualified. Messrs. Natoli and Sardiña are standing for re-election at the Annual Meeting. The Nominating Committee is actively considering candidates for the remaining positions in the classes whose terms will expire in 2013 and 2014. The accompanying form of proxy when properly executed and returned to us, will be voted FOR the election as directors of the two persons named below to the class of directors set forth opposite each of their respective names, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons in each class of directors than the number of nominees named in this Proxy Statement who are nominated for election to each such class. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by our Board of Directors.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position with the Company	Term Expires	Term of Class Expires
Joseph Natoli (1)(2)(3)	55	Director	2011	2014
Eduardo M. Sardiña (1)(2)(3)(4)	65	Director	2011	2014

(1)	Member of Audit Committee.
(2)	Member of Corporate Governance Committee.
(3)	Member of Nominating Committee.
(4)	Member of Compensation Committee.

Joseph Natoli was appointed to our Board of Directors in December 2007. Since 2006, Mr. Natoli has served as Senior Vice President of Business and Finance and Chief Financial Officer of the University of Miami, where he has direct responsibility over multiple financial and operational areas of the university. From 2004 to 2006, Mr. Natoli was Chairman and Publisher of Philadelphia Newspapers, Inc., publishers of The Philadelphia Inquirer, the Philadelphia Daily News and philly.com. From 2001 to 2003, Mr. Natoli was President and Publisher of the San Jose Mercury News. From 1994 to 2001, Mr. Natoli was President of the Miami Herald Publishing Company. Mr. Natoli’s background as Chief Financial Officer and as an executive of news media organizations, provides him with financial and operational experience that allows him to advise us on a range of matters and serve as an audit committee financial expert.

Eduardo M. Sardiña was appointed to our Board of Directors in March 2010. From 1996 until his retirement in 2006, Mr. Sardiña served as Chief Executive Officer of Bacardi USA and, beginning in 2000, he also served as President of the North American Region and a member of the Executive Committee and Director of Bacardi Limited, an international consumer products company. From 1973 through 1996, Mr. Sardiña served in various management capacities for the Bacardi organization, in the United States and internationally, including Managing Director of Europe from 1992 through 1995. From 2006 until 2007, he served as a consultant to Bacardi Ltd. Mr. Sardiña is a member of the Orange Bowl Committee, and the South Florida Advisory Board of the Sun Trust Bank and a trustee of the University of Miami. Mr. Sardiña’s years of experience leading a major division of a global multi-brand consumer products company, particularly in the development and marketing of consumer products provides him with a background that is relevant to the Board and business and allows him to advise us on a range of global matters and serve as an audit committee financial expert.

PROPOSAL 1 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS

Management

Set forth below is certain information concerning our continuing directors who are not currently standing for election and our other executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
Directors
George Feldenkreis	75	Chairman of the Board and Chief Executive Officer	2013
Oscar Feldenkreis	51	Vice Chairman of the Board, President and Chief Operating Officer	2012
Joe Arriola (2)(3)(4)(5)	64	Director	2012
Gary Dix (2)(3)	63	Director	2013
Joseph P. Lacher (1)(2)(3)(4)(5)	65	Director	2012

Other Executive Officers
Anita Britt	47	Chief Financial Officer	N/A
Fanny Hanono	49	Secretary and Treasurer	N/A
Stephen Harriman	53	President, Bottoms Division	N/A
Luis Paez	50	Chief Information Officer	N/A
Cory Shade	46	General Counsel and Assistant Secretary	N/A

(1) Member of Audit Committee.	(4) Member of Nominating Committee.
(2) Member of Corporate Governance Committee.	(5) Member of Compensation Committee.
(3) Member of Investment Policy Committee.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer (the “CEO”). He is a trustee of the University of Miami, a member of the Board of Directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, and a member of the Board of Directors of the American Apparel and Footwear Association. He is also a director of Federal Mogul Corporation. Mr. Feldenkreis’ development and expansion of the Company from a small privately-held company to a successful multi-brand public company, as well as his role as our CEO, provides valuable experience and insight to the Board and the Company.

Oscar Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President and Chief Operating Officer (the “COO”) in February 1993 and elected Vice Chairman of the Board in March 2005. He is a member of the Board of Directors of FIT’s Educational Foundation for the Fashion Industries and for the Adrienne Arsht Center for the Performing Arts in Miami-Dade County. Mr. Feldenkreis’ extensive experience in the apparel industry and all aspects of the markets served by the Company, as well as his role as our COO, make him uniquely qualified to serve as a member of the Board.

Joe Arriola was appointed to our Board of Directors in 2006. In 1972, Mr. Arriola founded Avanti-Case Hoyt, a commercial printing company, and served as its President until 2001. From 2003 to 2006, he was Manager for the City of Miami. Between August 2006 and December 2006, he was the Managing Partner of MBF Healthcare Partners, a private equity firm. Mr. Arriola served as the President and Chief Executive Officer of Pullmantur Cruises, the largest cruise line in Spain from September 2007 to September 2008, from which he retired. He is a trustee of the University of Miami. Mr. Arriola’s executive and entrepreneurial experience provides him with extensive knowledge of many issues that affect us, and allows him to advise the Board and the Company on matters involving global operations, strategic planning and marketing matters.

Gary Dix was elected to our Board of Directors in 1993. Since February 1994, Mr. Dix, a certified public accountant, an accredited business valuator, and a certified valuation analyst, has been a partner at Mallah Furman & Company, P.A., an accounting firm. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another accounting firm. Mr. Dix’s accounting, tax, and business valuation experience is a valuable resource to the Board and the Company, and provides a strong background for his role as chair of the Investment Policy Committee.

Joseph P. Lacher was elected to our Board of Directors in 1999. From 1991 until his retirement in 2005, Mr. Lacher was State President for Florida Operations of BellSouth Telecommunications, Inc., a telecommunications company. From 1967 through 1990, Mr. Lacher served in various management capacities at AT&T corporate headquarters and at BellSouth. Mr. Lacher was Chairman of Great Florida Bank between June 2004 and December 2006. He is a director of TECO Energy, Inc. and is chair of their audit committee. He is a director of United Way of South Florida and Goodwill of South Florida, and a trustee of St. Thomas University. Mr. Lacher is uniquely qualified to serve on the Board primarily as a result of his extensive experience leading a major division of a large publicly traded company and his service on the board of directors of other public companies which, also provides a strong background for his role as chair of the Audit Committee and an audit committee financial expert.

Anita Britt was appointed Chief Financial Officer in March 2009. From 2006 until 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., an apparel company. From 1993 to 2006, Ms. Britt served in various positions including that of Executive Vice President, Finance for Jones Apparel Group, an apparel company.

Fanny Hanono was appointed Secretary and Treasurer in September 1990, after serving as our Assistant Secretary and Assistant Treasurer from September 1988 to August 1990. Additionally, she has overseen our Human Resources since April 2003, and has managed insurance and imports since 2006.

Stephen Harriman was appointed President, Bottoms Division in 2006. Since 1995, Mr. Harriman has been responsible for sourcing of our bottom products. Prior to 1995, Mr. Harriman was a buyer for Marshall’s, an off-price family apparel and home fashions retailer.

Luis Paez was appointed to Chief Information Officer (“CIO”) in 2000. From December 1994 to 2000, he served as our MIS Director. From 1989 to 1994, he held various positions including that of Systems Director for Sauve Shoes, a shoe company.

Cory Shade was appointed Senior Vice President and General Counsel in 2006, and Assistant Secretary in 2010. Between 2002 and 2006, Ms. Shade was General Counsel of BG Investments, an investment company. From 2000 through 2002, Ms. Shade was a corporate attorney at the law firm of Kilpatrick Stockton LLP. From 1998 through 2000, Ms. Shade was General Counsel of FirstCom Corporation, a telecommunications company which merged into AT&T Latin America Corp. From 1996 through 1998, Ms. Shade was a corporate attorney at the law firm of Steel, Hector & Davis LLP, now known as Squire Saunders & Dempsey LLP.

George Feldenkreis is the father of Oscar Feldenkreis, our Vice Chairman, President and COO and a director, and Fanny Hanono, our Secretary and Treasurer. There are no other family relationships among our directors and executive officers.

Our executive officers are elected annually by our Board of Directors and serve at the discretion of our Board of Directors. Our directors hold office until the third succeeding Annual Meeting of Shareholders after their respective election, unless otherwise stated, and until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Board Responsibilities, Structure and Requirements

The board oversees, counsels and directs management in our long-term interests and those of our shareholders. The board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the CEO and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

The board has a “lead director.” Joseph P. Lacher was elected lead director in the fiscal year ended January 31, 2007, and continues to serve in this position. The responsibilities of the lead director are as follows:

•	Presiding at all executive sessions of the meetings of the Board of Directors without any management members present;

•	Serving as a liaison between the Chairman and the independent directors; and

•	Calling meetings of the independent directors.

George Feldenkreis serves as both Chairman of the Board and CEO for our company. The board believes that the combined role of Chairman and CEO is the appropriate leadership structure for us at this time. This leadership model provides clear accountability and efficient and effective leadership of our business, and the board believes Mr. Feldenkreis is the appropriate person to lead both our board and the management of our business.

All directors are required to own at least 3,000 shares of our common stock within three years after election to our board. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors. We reimburse directors for all expenses they incur in attending such programs.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. The Board of Directors conducts an annual self-assessment.

Meetings and Committees of the Board of Directors

The board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. During the fiscal year ended January 29, 2011 (“fiscal 2011”), our Board of Directors held five meetings. During fiscal 2011, all of our sitting directors attended at least 75% of the meetings of the Board of Directors and applicable committees on which they served. We strongly encourage all directors to attend the Annual Meeting of Shareholders, but we have no specific policy requiring attendance by directors at such meetings. All of our sitting directors attended the 2010 Annual Meeting of Shareholders, except for Mr. Dix who was not able to attend due to illness.

The board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. The committees of the Board of Directors are the Audit Committee (the “Audit Committee”), the Compensation Committee (the “Compensation Committee”), the Corporate Governance Committee (the “Corporate Governance Committee”), the Nominating Committee (the “Nominating Committee”) and the Investment Policy Committee (the “Investment Policy Committee”). The board has determined that each member of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is an independent director in accordance with the standards adopted by The Nasdaq Stock Market, Inc. (“NASDAQ”). Our board or the applicable committee has adopted written charters for the Audit, Compensation, Nominating and Corporate Governance Committees and has adopted corporate governance guidelines that address the composition and duties of the board and its committees. The charters for the Audit, Compensation, Corporate Governance and Nominating Committee and corporate governance guidelines are posted in the “Investor Relations” section of our website at www.pery.com, and each is available in print, without charge, to any shareholder. Each of the committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us. Additionally, the Nominating Committee adopted board membership criteria as posted in the “Investor Relations” section of our website at www.pery.com.

Audit Committee

The Audit Committee is comprised of Joseph P. Lacher, Chairman of the committee, Joseph Natoli and Eduardo M. Sardiña. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, risk, legal compliance and ethics that management and our Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered accounting firm, including any recommendations to improve the system of accounting and internal controls. The Audit Committee met on twelve occasions during fiscal 2011, including participation in conference calls with members of management and our independent registered public accounting firm to review and pre-approve earnings’ press releases and our quarterly and annual periodic reports before their issuance.

The Audit Committee is comprised of outside directors who are not officers or employees of us or our subsidiaries. In the opinion of the Board of Directors, all of the members of the Audit Committee are “independent” as that term is defined in the NASDAQ listing standards and the rules and regulations of the Securities and Exchange Commission (the “Commission”) and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the Audit Committee. Additionally, all of the Audit Committee members have been determined by our Board of Directors to meet the qualifications of an “Audit Committee Financial Expert” in accordance with the Commission’s rules.

Deloitte & Touche LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit department also reports directly to the Audit Committee through the Director of Internal Audit. The Audit Committee, consistent with the Sarbanes Oxley Act of 2002 and the Commission’s rules adopted thereunder, meets with management and the independent registered public accounting firm prior to the filing of our periodic reports. The Audit Committee has also adopted a policy and procedures for reporting improper activity to enable confidential and anonymous reporting of improper activities to the Audit Committee and the treatment of such reported activity.

Compensation Committee

The Compensation Committee is presently comprised of Joe Arriola, Chairman of the committee, Joseph P. Lacher, and Eduardo M. Sardiña. The Compensation Committee determines the goals and objectives, and makes determinations regarding the salary and incentives for the CEO, approves salaries and incentives for other executive officers, administers our incentive compensation plans and makes recommendations to the Board of Directors and senior management regarding our compensation programs, including an assessment of the risks associated with such programs. The Compensation Committee held six meetings during fiscal 2011 including committee meetings held via conference calls.

Corporate Governance Committee

The Corporate Governance Committee is presently comprised of Joe Arriola, Gary Dix, Joseph P. Lacher, Joseph Natoli and Eduardo M. Sardiña. The Corporate Governance Committee is responsible for evaluating our governance and the governance of our board and its committees; monitoring our compliance and that of the board and its committees with our corporate governance guidelines; evaluating our corporate governance guidelines and reviewing those matters that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board. The Corporate Governance Committee met four times in fiscal 2011.

Nominating Committee

The Nominating Committee is presently comprised of Joe Arriola, Joseph P. Lacher, Joseph Natoli and Eduardo M. Sardiña. The committee assists the Board of Directors, on at least an annual basis, by identifying individuals qualified to become board members, and recommending to the board the director nominees for the next Annual Meeting of Shareholders. The Nominating Committee met four times in fiscal 2011. Pursuant to the board membership criteria, the committee requires each director or nominee that it considers for the Board of Directors: (1) be a person of personal and professional integrity; (2) demonstrate seasoned business judgment; (3) be independent from management (with respect to outside directors); (4) possess strategic planning experience/vision; and (5) have time to commit to the board.

Additionally, pursuant to our corporate governance guidelines and the Board membership criteria, the committee has determined that it will consider a number of other factors, skills and characteristics in evaluating candidates for the Board of Directors, such as:

•	The candidate’s history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The candidate’s time availability for in-person participation at Board of Directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•

The knowledge and skills the candidate would add to the Board of Directors and its committees, including the candidate’s knowledge of Commission and NASDAQ regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the Commission and the NASDAQ;

•	The candidate’s business management and leadership experience;

•	The overall financial acumen of the candidate;

•	The candidate’s technical knowledge;

•	The candidate’s industry knowledge;

•	The functional experience of the candidate;

•	The risk management experience of the candidate;

•	The cultural diversity of the candidate;

•	The makeup, skills and experience of the Board as a whole; and

•	The interplay of the candidate’s experience with the experience of other board members.

In assessing the appropriate composition of the Board of Directors, the committee considers diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board of Directors should be a diverse body. The committee approaches diversity broadly and takes into account the candidates’ various professional and personal backgrounds, skill sets and business perspectives.

The committee will consider a candidate recommended by a shareholder, provided that the shareholder mails a recommendation to us that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the Board of Directors;

•	A statement by the candidate that the candidate is willing and able to serve on the Board of Directors; and

•	A brief description of the recommending shareholder’s ownership of our common stock and the term during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a shareholder, the committee will consider, among other things, (a) the appropriateness of adding another director to the Board of Directors and (b) the candidate’s background and qualifications. The committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, and may request an interview with the candidate. The committee will not determine whether to recommend that the Board of Directors nominate a candidate until the committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the committee determines not to recommend that the Board of Directors nominate a candidate, or the Board determines to nominate or not to nominate a candidate, the committee will notify the recommending shareholder and the candidate of the determination.

Investment Policy Committee

The Investment Policy Committee is comprised of Gary Dix, Chairman of the committee, Joe Arriola and Joseph P. Lacher. The Investment Policy Committee’s function is to oversee and administer the retirement plan and the pension plan acquired as a result of our acquisition of Perry Ellis Menswear, LLC in 2003 and our 401(k) plan. The Investment Policy Committee met on three occasions during fiscal 2011.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee (i) has ever been an officer or employee of us, (ii) had any relationship requiring disclosure by us under Commission rules, or (iii) is an executive officer of another entity where one of our executive officers serves on the Board of Directors.

Director Independence

The Board has determined that a majority of its members are “independent” in accordance with NASDAQ standards. In determining the independence of directors, our Board of Directors considered information regarding the relationships between each director and his or her family and us. Our Board of Directors made its determinations under the listing requirements of the NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as the director is not our employee and has not engaged in various types of business dealings with us. As required by the NASDAQ listing requirements, our Board of Directors made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our Board of Directors concluded that Joe Arriola, Gary Dix, Joseph P. Lacher, Joseph Natoli, and Eduardo M. Sardiña each satisfied the NASDAQ standards of independence. The Board’s independence determination included the review of the relationship between Gary Dix and us. Mr. Dix is a partner in the accounting firm of Mallah Furman & Company, P.A., that provides accounting services to certain members of the Feldenkreis family which totaled approximately $78,000 in fiscal 2011. Neither Mr. Dix nor Mallah Furman provided accounting and/or other services to us in fiscal 2011. The Board considered the nature of the services and the fees paid in relation to the firm’s total revenue and determined that Mr. Dix was independent.

In addition to the NASDAQ standards for independence, the directors who serve on the Audit Committee each satisfy standards established by the Commission providing that to qualify as “independent” for the purposes of serving on the Audit Committee, members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us other than their director compensation.

Shareholder Communication with the Board of Directors

Our Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: General Counsel. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board of Directors, upon receipt of such communications, our General Counsel will log receipt of such communications and send a copy of all communications that the General Counsel believes are bona fide and require attention to each member of our Board of Directors, identifying each one as a communication received from a shareholder. The General Counsel will also periodically provide our Board of Directors with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of our Board of Directors held more than two days after a communication has been distributed, the Board of Directors will consider the substance of any communication that any director wants to discuss.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to the Board concerning corporate governance matters. Among other matters, the guidelines address the following items concerning the Board and its committees:

•	Director qualifications generally and guidelines on the composition of the Board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

Role of Board in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing our risks and the Board and its committees provide review and oversight in connection with these efforts. Risks are identified, assessed and managed on an ongoing basis by management and addressed during periodic senior management meetings, resulting in both Board and committee discussions and public disclosure, as appropriate. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for reviewing our approach to risk management. The Board administers this risk oversight function either through the full Board or through one of its standing committees, each of which examines various components of our enterprise risks as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of our long and short term strategies, acquisitions and significant financial matters. The Audit Committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning, and collectability of receivables), legal and compliance risks and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The Investment Policy Committee considers risks related to the pension plan and 401(k) plan. The Nominating Committee considers risks related to the recruitment and retention of directors with the appropriate background to oversee, counsel and direct management. The Corporate Governance Committees considers risks related to corporate governance practices.

In fiscal 2011, the Company created an Enterprise Risk Management Committee (“ERM Committee”), a non-Board committee under the supervision of the Company’s Chief Executive Officer, to centrally coordinate the comprehensive enterprise risk management process. The first task of the ERM Committee was the identification of the Company’s programs and processes related to risk management, and the individuals responsible for them. Our internal audit department, along with the assistance of PriceWaterhouse Coopers, conducted a self-assessment interview of senior personnel requesting information regarding perceived risks to the Company, with follow-up interviews with members of senior management to review any gaps between responses. The information gathered was tailored such that the risks were categorized into five categories: Financial/Reporting; Compliance and Legal; Strategic and External; Operational; and Technology. The ERM Committee then reviewed and analyzed the likelihood, impact, inherent risk and residual risk for all identified risks and categorized the likelihood and impact of each identified risk. Included in the review was the identification of the top concerns, assessment of their possible impact and probability, and identification of the responsible risk owner. Finally, a condensed top risks plan document was completed. The results of these efforts were reported to the Board of Directors, which is responsible for overseeing the design of the risk management process. Since its implementation, regular updates are given to the Board of Directors and the ERM Committee regularly assesses, monitors and re-evaluates Company risks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Our Audit Committee and our Corporate Governance Committee share the responsibility for the review and approval of “related party transactions” between us and our executive officers, directors or other related persons. Under Commission rules, a related person is a director, officer, nominee for director or 5% or greater shareholder of us since the beginning of our last fiscal year and their immediate family members. Our written policies require the review and approval of these related party transactions by committees of independent directors. It is the responsibility of each director and executive officer to bring any related party transactions to our attention before we enter into the transaction. In addition, we circulate written questionnaires to our executive officers and directors each year, that ask for information about related party transactions. In reviewing and approving related party transactions, directors of either the Audit Committee or the Corporate Governance

Committee who do not have an interest in the transaction consider the relevant facts and determine whether the transaction is not less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons.

We lease approximately 66,000 square feet of space from our CEO. The space is comprised of approximately 16,000 square feet for administrative offices, approximately 45,000 square feet for warehouse distribution and approximately 5,000 square feet for retail. These facilities are in close proximity to our corporate headquarters. Rent expense, including insurance and taxes, amounted to approximately $593,000 for the fiscal year ended January 29, 2011. At the inception of the leases in 2004, the Audit Committee reviewed the terms of the two ten-year leases to ensure that they were reasonable and at, or below market. This review included the evaluation of information from third party sources.

We are a party to an aircraft charter agreement with a third party that charters an aircraft from an entity owned by our CEO and COO. There is no minimum usage requirement, and the charter agreement can be terminated with 60 days notice. We paid this third party $1.3 million for the fiscal year ended January 29, 2011. On, at least, an annual basis, the Audit Committee or Corporate Governance Committee reviews the terms of the current arrangement to ensure that it is at, or below market. This review includes the evaluation of information from third party sources.

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Perry Ellis and John Henry brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our COO. Royalty income earned from the Isaco license agreements amounted to $2.1 million for the fiscal year ended January 29, 2011. Our Corporate Governance or Audit Committee reviews renewals or extensions of the licensing agreement to ensure that they are consistent with the terms and conditions of our other license agreements.

For the fiscal year ended January 29, 2011, we paid Sprezzatura Insurance Group LLC $478,000 in insurance premiums for property and casualty, cargo, employment practices, fiduciary, commercial crime, commercial accident and travel, kidnap and ransom insurance and insurance premiums relating to the comprehensive coverage of all of our foreign offices including liability. Joseph Hanono, the son of Fanny Hanono, our Secretary and Treasurer, is a member of Sprezzatura Insurance Group. On an annual basis, our Corporate Governance or Audit Committee reviews the terms of the current arrangement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on April 28, 2011, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the Named Executive Officers listed on the Summary Compensation Table below, (iii) each of our directors, and (iv) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis (3)(17)	2,160,370	12.9%
Oscar Feldenkreis (4)(17)	1,659,697	9.9%
Joe Arriola (5)(17)	12,284	*
Gary Dix (6)(17)	33,661	*
Joseph P. Lacher (7)(17)	31,786	*
Joseph Natoli (8)(17)	14,909	*
Eduardo M. Sardiña (9)	4,425	*
Anita Britt (10)	17,965	*
Stephen Harriman (11)	32,281	*
Luis Paez (12)	27,030	*
John Voith (13)	20,612	*
All directors and executive officers as a group (12 persons) (14)	4,331,419	25.1%

Dimensional Fund Advisors LP (f/k/a Dimensional Fund Advisors, Inc.) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401 (15)	1,251,507	7.7%

BlackRock, Inc. 40 East 52nd Street, New York, NY 10022 (16)	830,549	5.1%

*	Less than 1%.
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.
(2)	Except as otherwise indicated, the persons named in this table have sole voting, investment and dispositive power with respect to all shares of common stock listed, which includes shares of common stock that such persons have the right to acquire within 60 days from the record date.
(3)

Represents (a) 1,344,312 shares of common stock held directly by George Feldenkreis of which approximately 150,000 of such shares are pledged to JP Morgan Chase Bank, N.A., as collateral for loans to Mr. Feldenkreis, (b) 417,500 shares of common stock issuable upon the exercise of stock options held by George Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (c) 23,558 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of five years from the exercise date), and (d) 375,000 shares of restricted common stock that have been granted, and vest on the 80th birthday of Mr. Feldenkreis provided he is still an employee on such date, and subject to our attainment of certain performance criteria. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.

(4)

Represents (a) 843,639 shares of common stock held by a limited partnership of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, and which Oscar Feldenkreis has sole voting and dispositive power (b) 417,500 shares of common stock issuable upon the exercise of stock options held by Oscar Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (c) 23,558 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of five years from the exercise date), and (d) 375,000 shares of restricted common stock that have been granted, and vest on the 60th birthday of Mr. Feldenkreis provided he is still an employee on such date, and subject to the attainment of certain performance criteria. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.

(5)	Represents (a) 3,984 shares held directly by Mr. Arriola, (b) 500 shares owned by a revocable trust for which Mr. Arriola and his spouse are the trustees, and (c) 7,800 shares of restricted common stock owned directly by Mr. Arriola, of which (i) 900 shares of the restricted stock vest and the restrictions lapse on September 11, 2011, (ii) 4,369 shares of the restricted stock vest and the restrictions lapse as follows: 2,184 shares on June 18, 2011 and 2,185 shares on June 18, 2012, and (iii) 2,531 shares of restricted stock vest and the restrictions lapse as follows: 843 shares on June 17, 2011, 844 shares on June 17, 2012 and 844 shares on June 17, 2013. Mr. Arriola has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(6)	Represents (a) 6,234 shares held directly by Mr. Dix, (b) 1,125 shares held in an individual retirement account for his benefit, (c) 18,502 shares of common stock issuable upon the exercise of stock options held by Mr. Dix that are currently exercisable or are exercisable within 60 days of the record date, and (d) 7,800 shares of restricted common stock owned directly by Mr. Dix of which (i) 900 shares of restricted stock vest and the restrictions lapse on September 11, 2011, (ii) 4,369 shares of the restricted stock vest and the restrictions lapse as follows: 2,184 shares on June 18, 2011 and 2,185 shares on June 18, 2012, and (iii) 2,531 shares of restricted stock vest and the restrictions lapse as follows: 843 shares on June 17, 2011, 844 shares on June 17, 2012 and 844 shares on June 17, 2013. Mr. Dix has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(7)	Represents (a) 15,484 shares of common stock held directly by Mr. Lacher, (b) 8,502 shares of common stock issuable upon the exercise of stock options held by Mr. Lacher that are currently exercisable or are exercisable within 60 days of the record date, and (c) 7,800 shares of restricted common stock owned directly by Mr. Lacher of which (i) 900 shares of restricted stock vest and the restrictions lapse on September 11, 2011, (ii) 4,369 shares of the restricted stock vest and the restrictions lapse as follows: 2,184 shares on June 18, 2011 and 2,185 shares on June 18, 2012, and (iii) 2,531 shares of restricted stock vest and the restrictions lapse as follows: 843 shares on June 17, 2011, 844 shares on June 17, 2012 and 844 shares on June 17, 2013. Mr. Lacher has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(8)	Represents (a) 3,984 shares held directly by Mr. Natoli, (b) 3,125 shares of common stock issuable upon the exercise of stock options held by Mr. Natoli that are currently exercisable or are exercisable within 60 days of the record date, and (c) 7,800 shares of restricted common stock owned directly by Mr. Natoli, of which (i) 900 shares of restricted stock vest and the restrictions lapse on September 11, 2011, (ii) 4,369 shares of the restricted stock vest and the restrictions lapse as follows: 2,184 shares on June 18, 2011 and 2,185 shares on June 18, 2012, and (iii) 2,531 shares of restricted stock vest and the restrictions lapse as follows: 843 shares on June 17, 2011, 844 shares on June 17, 2012 and 844 shares on June 17, 2013. Mr. Natoli has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(9)

Represents (a) 218 shares held directly by Mr. Sardiña, (b)1,240 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Sardiña that are currently exercisable or are exercisable within 60 days of the record date, and (c) 2,967 shares of restricted common stock owned directly by Mr. Sardiña of which (i) 436 shares of restricted stock vest and the restriction lapse in equal annual installments over a period of two years commencing on March 18, 2012, and (ii) 2,531 shares of restricted stock vest and the restrictions lapse as follows: 843 shares on June 17, 2011, 844 shares on June 17, 2012 and 844 shares on June 17, 2013. Mr. Sardiña has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(10)	Represents (a) 2,500 shares held directly by Ms. Britt, (b) 2,500 shares of common stock issuable upon the exercise of stock options held by Ms. Britt that are currently exercisable or are exercisable within 60 days of the record date, (c) 2,012 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. Britt that are exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of five years from the exercise date), (d) 3,169 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided that Ms. Britt is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date), (e) 5,000 shares of restricted common stock granted to Ms. Britt. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of two years commencing on March 2, 2012 and (f) 2,784 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2014, provided that Ms. Britt is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date). Ms. Britt has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(11)	Represents (a) 5,014 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided that Mr. Harriman is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date), (b) 11,979 shares of common stock issuable upon the exercise of stock options held by Mr. Harriman that are currently exercisable or are exercisable within 60 days of the record date, (c) 3,183 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Harriman that are currently exercisable or exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of five years from the exercise date), (d) 7,700 shares of restricted common stock owned directly by Mr. Harriman, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided he is still an employee on such date, and subject to the attainment of certain performance criteria, and (e) 4,405 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2014, provided that Mr. Harriman is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date). Mr. Harriman has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(12)

Represents (a) 3,049 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided that Mr. Paez is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date), (b) 3,850 shares of restricted common stock owned directly by Mr. Paez, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided he is still an employee on such date, and subject to the attainment of certain performance criteria, (c) 2,678 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2014, provided that Mr. Paez is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date), (d) 15,458 shares of common stock issuable upon the exercise of stock options held by Mr. Paez that are currently exercisable or are exercisable within 60 days of the record date, (e) 1,935 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Paez that are currently exercisable or exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of five years from the exercise date), and (f) 60 shares of common stock held by Mr. Paez’s daughter. Mr. Paez has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.

(13)	Represents (a) 4,011 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided that Mr. Voith is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date), (b) 3,500 shares of restricted common stock owned directly by Mr. Voith, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2013, provided he is still an employee on such date, and subject to the attainment of certain performance criteria, (c) 3,524 shares of restricted stock, which vest 100% on the date we file our Annual Report on Form 10-K for fiscal 2014, provided that Mr. Voith is still an employee of the Company on such date, and we have met certain performance criteria (pursuant to executive ownership guidelines, it is required that 50% of vested shares are retained for a period of five years from the vesting date), (d) 7,030 shares of common stock issuable upon the exercise of stock options held by Mr. Voith that are currently exercisable or are exercisable within 60 days of the record date, and (e) 2,547 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Voith that are currently exercisable or exercisable within 60 days of the record date (pursuant to executive ownership guidelines, it is required that 50% of the exercised vested shares are retained for a period of five years from the exercise date. Mr. Voith has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(14)	Includes (a) 904,299 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date, (b) 57,790 shares of common stock issuable upon the exercise of stock appreciation rights that are currently exercisable or are exercisable within 60 days of the record date, and (c) 835,060 shares of restricted stock that have been granted.
(15)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2010. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in its Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(16)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2010. Represents shares of common stock held by Blackrock, Inc. and with respect to which Blackrock, Inc. has sole voting and dispositive power.
(17)	Includes 3,000 shares of our common stock, which is the minimum number of shares directors are required to own within three years of becoming a director to qualify as a director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the Commission. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based on a review of our records or oral or written representations from certain reporting persons subject to Section 16(a), we believe that, with respect to fiscal 2011, all filing requirements applicable to our directors and executive officers who are subject to Section 16(a) were complied with except Mr. Paez filed one late report with respect to one transaction or other reporting event due to administrative oversight.

DIRECTOR COMPENSATION

Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee. Directors who are also our employees are not paid any fees or other remuneration for service on the Board or any of its committees. The components of directors’ compensation are cash retainer, committee fees and equity based grants. During the first quarter of fiscal 2011 compensation was paid at the same levels as those provided in the fiscal year ended January 30, 2010 (“fiscal 2010”). Specifically, the compensation for our independent directors was: (i) $31,250 per year, payable in quarterly installments, which was increased to $35,000 per year, payable in quarterly installments during the second quarter of fiscal 2011; (ii) $1,000 for each Board and/or committee meeting attended in person; and (iii) an annual grant of restricted common stock equal to $50,000 in value, which was increased to $60,000 in value during the second quarter of fiscal 2011, with vesting to occur in three equal annual installments (the “Fee Program”). Additionally, each committee chairperson received a $5,000 additional cash retainer per year, except for the Audit Committee Chair who received a $10,000 additional cash retainer per year. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Each new director also receives a stock option or stock appreciation rights award equal to $50,000 in option or appreciation rights value, as applicable, with three-year vesting (the “New Director Program”). Directors are also entitled to receive stock options or stock appreciation rights under our equity compensation plans.

In December 2009, the Compensation Committee engaged an outside compensation consultant, Pearl Meyer & Partners (“PM&P”), to review the competitiveness of our outside director compensation including market practices relating to director recruitment. The consultant collected market data from the latest proxy filings for peer companies and published surveys representative of industry market practices and reviewed competitive practices, prevalence and trends relating to annual cash compensation (retainers and meeting fees), equity-based compensation (stock options, stock appreciation rights, full-value shares), and other notable practices (committee chair premiums). The consultant recommended a change in the mix of cash to equity compensation and recommended a greater increase in equity over cash so that total equity is greater than 50% of the total compensation, matching a National Association of Corporate Directors (“NACD”) best practice. Based on PM&P’s recommendation the annual retainer of $31,250 was increased to $35,000, effective May 1, 2010 and the value of the Fee Program grant was increased from $50,000 to $60,000 in value, effective June 17, 2010.

The following table sets forth compensation information for our fiscal 2011 for all of our Directors except our CEO and COO. The Compensation of our CEO and COO is described in the section of this Proxy Statement captioned “Executive Compensation.”

Fiscal 2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option/SARS Awards ($)(2)	All Other Compensation ($)	Total Compensation ($)
Joe Arriola	49,063	60,000	—	*	109,063
Gary Dix	48,063	60,000	—	*	108,063
Joseph P. Lacher	58,063	60,000	—	*	118,063
Joseph Natoli	42,063	60,000	—	*	102,063
Eduardo M. Sardiña	37,070	75,000	50,000	*	162,070

(1)

The amounts shown are the grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in (Footnote 23) in our annual report on Form10-K for fiscal 2011. On June 17, 2010, each of our then current non-management directors received a grant of restricted common stock equal to $60,000 in value, with vesting to occur in three equal annual installments beginning June 17, 2011. On March 18, 2010, Mr. Sardiña received a grant of 654 restricted common stock equal to

$15,000 in value with vesting to occur in three equal annual installments beginning March 18, 2011, in connection with the then current Fee Program, pro-rated thru the remainder of the annual grant measurement period and in lieu of cash quarterly installments thru the remainder of the annual measurement period. The table immediately following contains information regarding vested and unvested restricted shares.

(2)	The amounts shown are the grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in (Footnote 23) in our annual report on Form10-K for fiscal 2011. Upon Mr. Sardiña’s election to the Board of Directors in fiscal 2011 he was granted an award of 3,720 stock appreciation rights, representing $50,000 in appreciation value as of the grant date, with vesting to occur in three equal annual portions beginning April 20, 2011. The table immediately following contains information regarding vested and unvested stock options and stock appreciation rights.
*	Perquisites and other personal benefits provided to such director during fiscal 2011 had a total value of less than $10,000.

At January 29, 2011, the aggregate amount of stock options and restricted shares held by each non-employee director was as follows:

Outstanding Equity Awards at Fiscal Year End

	Options					Restricted Shares
Name	Number of Securities Underlying Unexercised Options/ SARS (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option/ SARS Exercise Price ($)	Expiration Date	Number of Restricted Shares of Stock That Have Not Vested (#)		Market Value of Restricted Shares of Stock That Have Not Vested ($)(6)
Joe Arriola	—	—		—	—	900	(1)	25,533
	—	—		—	—	4,369	(2)	123,949
	—	—		—	—	2,531	(3)	71,804
Gary Dix	8,502	—		13.39	06/06/2015	—		—
	10,000	—		9.50	12/04/2012	—		—
	—	—		—	—	900	(1)	25,533
	—	—		—	—	4,369	(2)	123,949
	—	—		—	—	2,531	(3)	71,804
Joseph P. Lacher	8,502	—		13.39	06/06/2015	—		—
	—	—		—	—	900	(1)	25,533
	—	—		—	—	4,369	(2)	123,949
	—	—		—	—	2,531	(3)	71,804
Joseph Natoli	3,125	—		16.00	12/18/17	—		—
	—	—		—	—	900	(1)	25,533
	—	—		—	—	4,369	(2)	123,949
	—	—		—	—	2,531	(3)	71,804
Eduardo Sardiña	—	3,720	(5)	25.60	04/20/17	—		—
	—	—		—	—	654	(4)	18,554
	—	—		—	—	2,531	(3)	71,804

(1)	Pursuant to the then current Fee Program, we granted each director 2,700 restricted shares, which vest in three equal annual installments of 900 shares beginning on September 11, 2009.
(2)	Pursuant to the then current Fee Program, we granted each then current director 6,553 restricted shares, which vest in two equal annual installments of 2,184 shares on June 18, 2010 and June 18, 2011 and one annual installment of 2,185 on June 18, 2012.
(3)	Pursuant to the then current Fee Program, we granted each director 2,531 restricted shares which vest in three annual installments of 843 shares on June 17, 2011, 844 shares on June 17, 2012, and 844 shares on June 17, 2013.

(4)	Pursuant to the Fee Program, we granted Mr. Sardiña 654 restricted shares representing the increased Fee Program grant value on a prorated basis thru the remainder of the then annual grant measurement period and in lieu of cash quarterly installments thru the remainder of the annual measurement period. The 654 restricted shares vest in three equal annual installments of 218 shares beginning on March 18, 2011.
(5)	Pursuant to the New Director Program, Mr. Sardiña was granted stock appreciation rights to acquire 3,720 shares of common stock which vests in three equal annual grants of 1,240 shares beginning on April 20, 2011.
(6)	Values were determined based on a closing price of $28.37 as of January 28, 2011, the last trading day of fiscal 2011.

Our directors are not eligible to participate in our pension plan and did not receive any deferred compensation earnings during fiscal 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During fiscal 2011, we achieved the following key financial and shareholder return results:

•	total revenues increased by 4.8% over fiscal 2010;

•	gross profit dollars increased by 13.4% over fiscal 2010;

•	EBITDA, a key measure in our annual incentive plans for executives, increased by 28.0%, while EBITDA margin increased from 6.4% to 7.9%;

•	operating income increased by 43.0%; and

•	net income increased by over 80%.

The above figures reflect a solid financial model with significant profit growth and performance. This outcome carried through to the performance we delivered to shareholders during fiscal 2011, as our share price increased from $16.03 (closing price on the last trading day of fiscal 2010) to $28.37, the closing price on the last trading day of fiscal 2011, for a total return to shareholders of 77.0%.

As a result of the above financial and shareholder return outcomes, the Compensation Committee made the following major decisions with regard to executive pay during fiscal 2011:

•	salaries remained relatively unchanged with no changes for the CEO and COO and modest increases for the remaining executive officers;

•	annual incentives were paid at just below target levels, based primarily on the achievement of corporate EBITDA, as well as divisional and individual performance by our executives;

•	additional cash bonuses were paid based on the successful execution of the acquisition of certain assets of Rafaella in January 2011; and,

•

our long-term incentive program included grants of stock-settled SARs, performance shares and performance cash to our executive officers. As a result of the total shareholder return performance achieved during fiscal 2011, the initial value of the grants made at the beginning of fiscal 2011 increased significantly in line with the returns to shareholders during fiscal 2011.

The Compensation Committee believes these are appropriate pay outcomes given the financial and shareholder return performance delivered during fiscal 2011 and reflect significant linkage between pay and performance.

Executive Compensation Policy

This compensation discussion and analysis provides an overview of our compensation objectives and policies.

The Compensation Committee acts on behalf of the Board of Directors to approve the compensation of our executive officers and provides oversight of our compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our deferred compensation plans, management stock plans, and incentive plans covering executive officers and other senior management. In overseeing the plans, the Compensation Committee delegates authority for day-to-day administration to the head of the Human Resources Department and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, where permitted, to our CEO, COO, and CFO except for awards to the CEO, COO and CFO, whose awards are determined by the Compensation Committee. The Compensation Committee considers recommendations from our CEO with respect to the compensation of the COO and CFO and other executive officers.

The Compensation Committee also reviews and approves on an annual basis corporate goals and objectives relevant to the compensation of our CEO and COO, evaluates the CEO and COO’s performance in light of those goals and objectives, and reports to the Board the CEO and COO’s compensation levels based on this evaluation. In determining the long-term incentive component of the CEO and COO’s compensation, the Compensation Committee considers, among other things, our performance and relative shareholder return, the value of similar incentive awards to CEOs and COOs at comparable companies, and the compensation set forth in the CEO and COO’s employment agreement. The objectives of our compensation programs are to:

•	attract and retain highly qualified executive officers;

•	motivate our executive officers to accomplish strategic and financial objectives;

•	align our executive officers’ interests with those of our shareholders; and

•	favor performance-based compensation for named executive officers that is aggressive, but achievable without excessive risk taking.

Our executive compensation programs are based on several factors, including the level of job responsibility, individual performance, divisional performance and company performance. Compensation reflects the value of performance and rewards superior performance while limiting rewards for performance below targets. Compensation also reflects differences in job responsibilities, geographic and marketplace considerations. Compensation of executives in similar positions at peer apparel companies is also considered in this evaluation, especially for a new executive. The Compensation Committee believes the most effective executive compensation program rewards our achievement of specific annual, long-term and strategic goals, and aligns the interest of the executives with those of the shareholders by rewarding performance in accordance with established goals that are aggressive, but achievable without excessive risk-taking. The Compensation Committee evaluates both performance and compensation to ensure we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers, including the named executive officers, should include both cash compensation that rewards performance as measured against established goals and stock-based compensation.

The Compensation Committee periodically reviews the executive compensation program and since the fiscal year ended January 31, 2008 (“fiscal 2008”) has directly engaged an independent compensation consultant to assist in its review. During fiscal 2008, the Compensation Committee engaged the services of Watson Wyatt (now known as Towers Watson) and Vedder Price (together, “Watson Wyatt”), to review executive compensation at the Company and to recommend potential improvements regarding existing practices. The Compensation Committee requested that Watson Wyatt review the competitiveness and effectiveness of our executive compensation and incentive practices. Watson Wyatt reviewed overall compensation levels, peer group information and practices and trends in long-term incentives as well as a competitive compensation assessment. In reviewing and making recommendations regarding the design of compensation programs, Watson Wyatt considered our compensation philosophy and the balance between company objectives, value to employees and program costs. Watson Wyatt presented a full report to the Compensation Committee regarding its findings and recommendations. The Compensation Committee reviewed the information provided by Watson Wyatt, and based upon the recommendations of Watson Wyatt, the committee enhanced certain compensation programs. In January 2009, the Compensation Committee engaged the services of Pearl Meyer & Partners (“PM&P”) to review the design features of our annual incentive plans and performance measures in the context of the then difficult economic circumstances while aligning the goals of our executive officers with those of our shareholders and motivating our executive officers to accomplish the strategic and financial objectives of the Company.

Since January 2009, the Compensation Committee has directly engaged PM&P, to assist it with executive compensation matters. PM&P provides no services to the Company other than those directly to or on behalf of the Compensation Committee relating to executive compensation services. PM&P attends meetings of the Compensation Committee at the request of the Committee, meets with the Compensation Committee in executive sessions without the presence of management and frequently communicates with the Chairman of the Compensation Committee with regard to emerging issues.

During fiscal 2010, the Compensation Committee again engaged PM&P to review the competitiveness of our executive compensation at the Company and make recommendations with respect to fiscal 2011. PM&P conducted a competitive pay analysis of the CEO, COO and our most senior executives including a review of the overall long term and short term incentive structure and the mix of cash versus equity incentives. PM&P assisted the Compensation Committee in selecting an appropriate peer group and in analyzing the peer group’s pay practices. The peer group companies were primarily in the apparel, accessories and luxury goods industrial classification or apparel retail and their revenues generally ranged between 50% and 200% of our revenue for fiscal 2009 unless they were considered direct competitors of the Company. The peer group used for general guidance for the fiscal 2011 review included American Apparel, Inc., Columbia Sportswear Co., Fossil, Inc., G III Apparel Group Ltd., Guess, Inc., J Crew Group, Inc., Kenneth Cole Productions, Inc., Maidenform Brands, Inc., Movado Group, Inc., Oxford Industries, Inc., Phillips-Van Heusen Corp., Under Armour, Inc., VF Corp and Warnaco Group, Inc. PM&P collected market data from the latest proxy filings of the 14 designated peer companies to determine competitive executive compensation and provided guidance relating to our overall compensation practices, in addition to advice regarding best practices in the industry and broader marketplace. PM&P presented a full report to the Compensation Committee regarding its findings and recommendations. The Compensation Committee reviewed the information provided by PM&P, and based upon recommendations by PM&P, the Compensation Committee enhanced certain compensation programs for fiscal 2011 to further align executive incentives and company objectives while increasing shareholder value.

Except as otherwise noted, the description of the compensation programs provided herein applies to all of our named executive officers.

For the fiscal year ended January 29, 2011, the principal components of compensation for our executive officers were:

•	Base salary;

•	Performance-based non-equity incentive compensation;

•	Long-term equity incentive compensation; and

•	Perquisites and other personal benefits.

Base Salary

Base salary is the only guaranteed element of an executive officer’s annual cash compensation. In setting base salary we generally consider the range of competitive practices for positions at comparable apparel companies and our overall financial performance during the prior year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using several criteria.

The following elements may be utilized:

•	review of the executive’s compensation, both individually and in comparison with our other named executive officers;

•	review and comparison of peer group data of competitor apparel companies; and

•	assistance of our independent compensation consultant.

In making base salary recommendations, the committee compares the salary against a peer group of publicly-traded apparel and apparel-related wholesale and retail companies. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and for shareholders investment. Because of the variance in size among the companies comprising the peer group, other factors such as earnings before interest, taxes, depreciation and amortization (“EBITDA”), net income, share value and growth are used to adjust the compensation of the peer group companies to make it more relevant, for comparison purposes, to our compensation levels.

Based on the analysis and recommendations of Watson Wyatt, the Compensation Committee recommended and the Board approved the amendment and restatement of employment agreements for the CEO and COO (as more fully described below). The base salary of the CEO and COO are based upon the terms of employment agreements as amended and restated in February 2008. In the establishment of the terms of these agreements, the Compensation Committee considered the responsibilities of each position, the responsibility of comparable positions at peer apparel companies and the recommendations provided by Watson Wyatt including, among other things, their recommendations regarding our retention objectives. Based on the review and recommendations of PM&P, the Compensation Committee maintained the same base salary level for the CEO and COO for fiscal 2011 as in fiscal 2010.

Performance-Based Short-Term Incentive Compensation Programs and Bonuses

In 2005, the Compensation Committee adopted the Management Incentive Compensation Plan (the “Management Incentive Compensation Plan”) that was approved at the 2005 Annual Meeting of Shareholders and was the successor to the 2000 Management Incentive Compensation Plan. The Management Incentive Compensation Plan gives the Compensation Committee the latitude to provide cash incentives to promote high performance and achievement of corporate goals by key employees and to promote our success by providing performance-based cash incentives to our participating key employees. The selection of participants rests with the discretion of the Compensation Committee and includes all senior management employees. The Compensation Committee has created two cash compensation plans under the terms of the Management Incentive Compensation Plan: the Executive Management Incentive Plan (the “EMI Plan”) and the Management Incentive Plan (“MIP Plan”). With respect to the EMI Plan, the Compensation Committee, in its discretion, establishes the performance period not to exceed 12 months and sets the business criteria and business formulas that are used to determine what is paid to a participant for a performance period during the first 90 days of each new fiscal year. The Compensation Committee intends that any awards made under the EMI Plan be eligible for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria and different incentive formulas, with respect to one or more participants.

For fiscal 2011, the Compensation Committee considered various performance measures for the EMI Plan as reviewed with and recommended by PM&P, and set annual performance goals based on EBITDA. The Compensation Committee considers EBITDA a performance measurement that translates directly into bottom line earnings and encompasses not only gross profit margin – an important measure for the Company – but also operating expenses which are important in the short-term for the Company. The Compensation Committee reviews the performance measure annually to confirm that the selected performance measure properly aligns the goals of our executive officers with those of our shareholders while motivating our executive officers to accomplish the strategic and financial objectives of the Company.

During fiscal 2011, the CEO and the COO participated under the EMI Plan. The selection of these two participants related to the magnitude of their responsibilities in comparison with the responsibilities of other executives and the relative total compensation for each of these two positions in comparison to similar positions in the apparel industry peer group reviewed by the Compensation Committee. In addition, under the terms of their respective employment agreements, we are required to provide annual incentives that are tied to specific performance levels that the Compensation Committee establishes each year. For fiscal 2011, the plan performance goals for the CEO and COO were established to award a cash incentive in the range of 60% at threshold, 100% at target and 120% maximum of base salary based on various EBITDA ranges for fiscal 2011, actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. The Compensation Committee also approved a minimum payment amount, or gatekeeper bonus payout, as described in more detail below, to the CEO and COO for the achievement of performance between gatekeeper and threshold levels of up to $300,000 based on Committee judgment which payment would not be eligible for 162(m) deductibility if paid. The Compensation Committee discussed the appropriate EBITDA goals at length in an effort to select the goals that would reward hard work, but were achievable. The EMI Plan performance targets for fiscal 2011 were a 60% payout at $59 million EBITDA, 100% payout at $72.7 million EBITDA, and 120% payout at $79.6 million EBITDA. The Compensation Committee set the CEO and COO target bonus at 110% of salary based on input from PM&P. The CEO and COO earned a 91% cash bonus based on the achievement of the defined performance goals, as our full year adjusted EBITDA was $64.7 million.

The MIP Plan is an annual cash incentive program established under the broad terms of the Management Incentive Compensation Plan to provide cash incentives for those executive officers and other management employees who are not selected as participants under the EMI Plan. There were approximately 225 participants in the MIP Plan for fiscal 2011. The MIP Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Compensation Committee oversight and approval. The MIP Plan allows for all levels of management to receive a cash award equal to between 5% and 40% of their base salary, based on each manager’s level of responsibility, our overall financial performance, divisional performance and the individuals’ individual performance review. Under the MIP Plan, an overall incentive target amount is established for participants at the beginning of each fiscal year by the Compensation Committee, which ranges from 60% at threshold, 100% at target and 120% maximum of the allocable incentive of all participants, actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. Incentive payouts for the year are then determined based on our financial results for the fiscal year relative to the predetermined performance guidelines as well as each participant’s individual performance review. The CEO and COO do not participate in the MIP Plan.

In light of recommendations of PM&P, the Compensation Committee discussed and approved certain enhancements to the MIP Plan with respect to fiscal 2011 versus the prior year plans. The Compensation Committee introduced a divisional component for certain MIP Plan participants with divisional responsibilities. The fiscal 2011 MIP Plan components and weighting was redesigned versus prior years with the following changes; (i) the introduction of the divisional component ranging from 0% to 40%; (ii) the weighting of the corporate EBITDA goal ranging from 40% to 60%, which previously was weighted between 50% to 75%; and (iii) the weighting of the individual performance evaluation ranging from 20% to 40%, which previously was weighted between 25% to 50%. In addition, the Compensation Committee recognized the need to continue to motivate and reward outstanding performance of those executives who drive and accomplish the strategic and financial objectives of the Company. The Company introduced a minimum payout amount “Gate Keeper Payout” under the MIP Plan which permits a payout to certain MIP Plan participants if a minimum gatekeeper corporate EBITDA level is achieved by the Company and the MIP Plan participants and the MIP Plan participants achieve certain division and individual performance objectives. For fiscal 2011, the Gatekeeper Corporate EBITDA level was $49 million. The EMI Plan participants may participate in the Gate Keeper Payout, as described above, if the minimum gatekeeper corporate EBITDA level is achieved by the Company and the EMI Plan participants achieve individual performance objectives.

For fiscal 2011, the Compensation Committee chose the same EBITDA targets for the MIP Plan as it chose for the EMI Plan. The weighting of the corporate EBITDA goal ranged from 40% to 60% of the cash incentive amount, the weighting of the divisional component ranged from 0% to 40%; and the weighting of the individual performance evaluation ranged from 20% to 40%. The range of outcomes is a function of whether a particular participant is a division executive or a corporate (shared services) executive. In considering the measures for the divisional component, the Compensation Committee desired to incentivize management to generate sustainable profitable growth for us by driving division results and determined that a combination of divisional revenue and EBITDA objectives were the appropriate divisional measures to accomplish the desired growth and profitability objectives for us. In addition, the Compensation Committee recognized the need to continue to motivate and reward outstanding performance of those executives who drive and accomplish the strategic and financial objectives of the Company and authorized a Gatekeeper Payout. A satisfactory individual performance appraisal was a condition to any payment of a cash incentive. The Compensation Committee also has the discretion to adjust an award payout upward or downward from the amount yielded by the formula based upon recommendations from the CEO or COO. The Compensation Committee approves the budget allocation for the MIP Plan each year based on our anticipated financial performance, the number of anticipated participants and the percentages of base salary for each participant. For fiscal 2011, the total payout under the MIP Plan was 85% of the bonus target amount, which was distributed among plan participants based on individual and company performance criteria. The bonuses earned under the EMI Plan and the MIP Plan for fiscal 2011 to named executive officers appears in the summary compensation table under the Non-Equity Incentive Plan Compensation column.

In January 2011, the Company successfully completed the acquisition of substantially all of the assets of the business of Rafaella Apparel Group. As a result of the acquisition, the Company significantly expanded its women’s sportswear business. To maximize the value of the acquisition and to take advantage of the momentum in the business segment, the Compensation Committee established a bonus plan (the “Acquisition Incentive Bonuses Plan”) to incentivize and reward executives for the successful and expeditious negotiation, close and transition of the purchased business assets. The plan performance goals included the achievement critical milestones and integration projects identified in the corporate business plan pertaining to the acquisition of the business including the expeditious negotiation and close of the transaction, sourcing, sales, customer service and transition. There were numerous participants in the Acquisition Incentive Bonus Plan who were considered essential to the successful and expeditious close and transition of the business. The Compensation Committee approved a bonus pool in the amount of approximately $1.6 million. Following attainment of the performance goals, the Compensation Committee approved the bonus amount for the CEO and COO based on the magnitude of their responsibilities in the achievement of the performance goals and authorized management to allocate the remaining authorized bonus amount among the other participants. Although based on performance goals, the Compensation Committee recognizes that the payment of the Acquisition Incentive Bonus Plan to the CEO and COO are not eligible for deductibility under Section 162(m) of the Code. The bonuses earned in fiscal 2011 under the Acquisition Incentive Bonus Plan but paid in February to Named Executive Officers appears in the Summary Compensation Table under the “Bonus” column.

Long-Term Incentive Compensation

In 2005, we adopted the Long-Term Incentive Compensation Plan, that was approved by our shareholders at the 2005 Annual Meeting of Shareholders and amended and restated by our shareholders at the 2008 Annual

Meeting of Shareholders (the “Long-Term Incentive Compensation Plan”). The Long-Term Incentive Compensation Plan, allows the Compensation Committee to award cash, stock options, stock appreciation rights (“SARs”), performance shares, restricted stock deferred stock, dividend equivalents and other types of equity awards to executive officers. The Long Incentive Compensation Plan encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our stock. The Long-Term Incentive Compensation Plan allows us to attract, motivate, retain and reward high quality executives and other key employees, officers, directors, consultants and other persons who provide service to us, by enabling such persons to acquire or increase a proprietary interest in our stock in order to strengthen the mutuality of interests between such persons and our shareholders. Equity awards and grants are awarded based on performance and to select newly hired management employees. By using a mix of stock options, SARs and performance share grants, we are able to compensate executives and other employees to join and remain with us, reward performance and motivate our executive officers. Many of these programs deliver value only when the value of our stock increases.

In fiscal 2008, we engaged Watson Wyatt to assist us in the evaluation and potential redesign of our long-term incentive program including, but not limited to, evaluating the cash and equity components of compensation and the best use of stock option, SAR, performance share and restricted stock grants. We determined that it was in the best interest of the Company to implement an annual plan (the “LTI Plan”) to grant equity incentive compensation to named executive officers and other executive officers. In light of the recommendations of PM&P, the Compensation Committee redesigned the fiscal 2011 LTI Plan to include a combination of SARs and performance shares for all LTI Plan participants, except the CEO and COO. In consideration of industry and broader marketplace practices as presented by PM&P, the Compensation Committee determined that the use of SARs versus stock option grants was appropriate for the fiscal 2011 LTI Plan, with the key consideration being the use of fewer shares upon exercise of the stock-settled SARs. In designing the fiscal 2011 LTI Plan, the Compensation Committee also elected to use performance shares to motivate executive officers to achieve long-term financial goals which serve to align executives with the interests of shareholders to create shareholder value. The fiscal 2011 LTI Plan grant to participants (other than the CEO and COO) includes a combination of SARs that vest prorata over a three year period and performance shares that cliff vest at the end of a three-year performance period if certain performance criteria is achieved, specifically cumulative revenues and EBITDA. The CEO and COO participated under the LTI Plan with respect to the SARs grant but were awarded Performance Cash (as discussed above) rather than performance shares.

The Compensation Committee reviewed the CEO and COO competitive pay analysis compiled by PM&P and, with respect to fiscal 2011, approved a long term performance based cash (the “Performance Cash”) payout plan (the “LTE Plan”) for the CEO and COO. Based on PM&P’s analysis and recommendation, the Compensation Committee added a cash component to the CEO’s and COO’s long term incentive pay which in prior years had been exclusively equity compensation. The Compensation Committee took into consideration the following objectives of our compensation program: attract and retain highly qualified executive officers; motivate our executive officers to accomplish strategic and financial objectives; align our executive officers’ interests with those of our shareholders; and favor performance-based compensation. Additionally, the Compensation Committee took into consideration that the CEO and COO, together, own, directly or indirectly, approximately 25%—30% of our stock. The components of the fiscal 2011 LTE Plan, as recommended by PM&P, include a cliff vest performance period of three years and the achievement of certain cumulative performance criteria over the three-year period, specifically cumulative revenues and cumulative EBITDA. The LTE Plan was created and approved under the Long-Term Incentive Compensation Plan (as defined above) and is eligible for deductibility Section 162(m) of the Code.

Stock Appreciation Rights

The Long-Term Incentive Compensation Plan permits the grant of SARs. Each SAR permits the holder to receive upon exercise, the net after-tax value of the appreciation of the SARs in the form of shares. A SARs award usually vests over a three to five year period and is generally granted within the range of 1,000 to 10,000

SARs. The size of the award is determined by position, responsibilities and individual performance, subject to plan limits, and the estimated value of each SAR is based on a Black-Scholes calculation. SARs award levels are determined based on market data utilizing comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO and COO, awards are based on the recommendation of the Director of Human Resources and/or the CEO or COO. SARs are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted SARs with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted SARs that are priced on a date other than the grant date. In fiscal 2011, the Compensation Committee granted stock-settled SARs under the LTI Plan. The amount of SARs granted varied based on position, title and responsibility of the SAR award recipient.

Stock Options

Each stock option permits the holder to purchase one share of our common stock at the market price of our common share on the date of grant. The stock option grants usually vest over a three to five year period and are generally granted within the range of 1,000 to 10,000 options. Generally, the size of the award is determined by position, responsibilities and individual performance, subject to plan limits, and the estimated value of each stock option based on a Black-Scholes calculation. Stock option award levels are determined based on market data utilizing comparison with the apparel company peer group and, vary among participants based on their positions with us. For executive officers and employees other than the CEO and COO, awards are based on the recommendation of the Director of Human Resources and/or the CEO or COO. Options are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options that are priced on a date other than the grant date. The Company did not grant any stock options in fiscal 2011.

Performance Shares

The Long-Term Incentive Compensation Plan permits the grant of restricted stock awards. In fiscal 2009, the Compensation Committee granted performance shares under the LTI Plan. The amount of the grants varied based on position, title and responsibility. The 2009 performance share grant vests at the end of a five year performance period except for the grants to the CEO and COO, which vest at the age of 80 years and 60 years, respectively, and is dependent on the achievement of the performance target over the five-year performance period. In fiscal 2011, the Compensation Committee granted performance shares under the LTI Plan. The 2011 performance share agreement has a three-year performance period, with the outcome based on the level of achievement of cumulative revenue and EBITDA targets over the three-year performance period. The grants varied based on position, title and responsibility. Our CEO and COO did not receive grants of performance shares in fiscal 2011 but were alternatively granted a long term performance-based cash award under the Long-Term Incentive Compensation Plan based on the level of achievement of cumulative revenue and EBITDA targets over a three-year performance period.

Executive Stock Ownership Requirement

All LTI Plan participants, and any executive who at the time of employment is eligible by position to participate in the LTI Plan, must retain ownership, for five years, of not less than 50% of the after tax value of any exercised SARs and vested performance share grants (excludes stock options) granted on or after March 18, 2010. All of the shares of common stock owned by the executive apply toward meeting this ownership requirement.

Employment Agreements and Potential Payout upon Termination or Change in Control

The following section describes the terms of employment agreements between us and certain of our executive officers. This section also describes payments that would be made to certain of these executive officers as a result of (i) a termination of the executive’s service due to death or disability, (ii) the executive’s termination without “cause,” or (iii) the termination of the executive’s service if a “change in control” occurs either because we terminate the executive without “cause” or because the executive quits for “good reason.” In quantifying the amounts we would pay to each executive under each of these circumstances, we have assumed that the executive’s termination of service occurred on January 29, 2011, the last day of our fiscal year.

The potential termination payments described below do not include the following amounts that the executive would receive in all circumstances as otherwise noted (except as otherwise described for Mr. George Feldenkreis and Mr. Oscar Feldenkreis) where the executive ceased employment with us, which amounts are reflected in the Summary Compensation Table, as actually paid for services rendered in fiscal 2011:

•	Base salary earned during fiscal 2011 but not paid as of the last day of our fiscal year, and

•	Annual incentive compensation awards earned during fiscal 2011 but not paid as of the last day of our fiscal year.

We are a party to an amended and restated employment agreement with George Feldenkreis, our Chairman and CEO, which expires on January 31, 2013. The employment agreement provides for an annual salary of $1,000,000, subject to annual increases at the discretion of our Board of Directors. Mr. George Feldenkreis is also eligible to participate in our incentive compensation plans and/or arrangements applicable to senior-level executives with an annual threshold incentive opportunity equal to 60% of his base salary, a target incentive opportunity equal to 100% of his base salary and a maximum incentive opportunity equal to 180% of his base salary. In each case, he will receive incentives based on satisfaction of performance criteria established by the Compensation Committee within the first three months of each fiscal year during the term of the agreement. The employment agreement also prohibits Mr. George Feldenkreis from directly or indirectly competing with us for two years after termination of his employment for any reason except for the termination of Mr. George Feldenkreis’ employment upon expiration of the term of the agreement or upon his death. Upon termination of Mr. George Feldenkreis’ employment by reason of his death or disability (as defined in his employment agreement), Mr. George Feldenkreis or his estate will be entitled to receive, a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination within 15 days of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred which have been earned but not yet paid within 15 days of termination if the amount has been determined prior to the termination date or if not yet determined the day it would have been paid had the termination not occurred, (c) his pro rata target bonus within 15 days of termination, (d) all performance-based compensation payable in cash and based on a performance metric other than stock price, payable on a pro rata basis based on the portion of the performance period completed as of the date of termination assuming that all target goals had been achieved within 15 days of termination, (e) all premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under our heath plan, and (f) any other amounts earned under the employment agreement which have not yet been paid. In addition, all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long-term incentive compensation awards shall immediately vest as of the termination date and be paid or distributed, as the case may be, within 15 days of the termination date. Lastly, all stock options held by Mr. George Feldenkreis as of the date of his termination and that were granted prior to the effective date of the employment agreement shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements and all stock options held by Mr. George Feldenkreis as of the date of his termination and that were granted on or after the effective date of the employment agreement shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following the termination date.

Additionally, in the event the termination of Mr. George Feldenkreis’ employment agreement occurs without cause (as defined in his employment agreement) or for good reason (as defined in his employment agreement), he will be entitled to receive all of the amounts that would be due to him in the event of his death or disability, as described above except that (i) 100% of the annual incentive compensation incentive, which is based on the achievement of the performance goals as established under such arrangement, with respect to the year in which the termination date occurs, shall be payable when such annual incentive compensation incentives are paid to our other senior executives; (ii) all restricted stock, restricted stock units, stock options, stock appreciation rights and all other equity-based long term incentive compensation awards shall immediately vest as of the termination date and be paid or distributed, as the case may be, within 15 days of the termination date, other than performance shares, performance units, and other performance-based equity awards which shall vest on the date that the performance goals established under such performance-based equity compensation arrangement are achieved; and (iii) all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis on the achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to our other senior executives. Additionally, Mr. Feldenkreis shall receive a lump sum cash payment equal to 100% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason and (b) the greater of (i) the target incentive in effect at the time of termination or (ii) the target incentive immediately prior to the reduction that gave rise to the termination for good reason, payable within 15 days of the termination.

Mr. George Feldenkreis’ agreement also provides for severance in the event he is terminated by us without cause within six months prior to or two years after a change in control, (as defined in his employment agreement), or if he quits for good reason during such period. In such case, he will be entitled to receive all of the amounts that would be due to him in the event of his death or disability, as described above, plus a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that gave rise to the termination good reason and (b) the greater of (i) the target incentive in effect at the time of termination or (ii) the target incentive immediately prior to the reduction that gave rise to the termination for good reason, payable within 15 days of termination.

If during or after the expiration of his employment agreement, Mr. George Feldenkreis becomes subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Excise Tax”), we have agreed with Mr. George Feldenkreis that if the aggregate of all parachute payments exceeds 300% of his base amount by $50,000 or more, then we will pay to Mr. George Feldenkreis a tax gross-up payment so that after payment by or on behalf of Mr. George Feldenkreis of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to Mr. George Feldenkreis by us, Mr. George Feldenkreis shall retain on an after-tax basis an amount equal to the amount that he would have received if he had not been subject to the Parachute Excise Tax.

If Mr. George Feldenkreis is terminated by the Company for a reason other than “cause” (as defined in his employment agreement) and the Company later determines that his employment could have been terminated by the Company for “cause,” then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

If Mr. George Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2011, he would have been entitled to receive $22,739 representing premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage.

If Mr. George Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2011, he would have been entitled to receive all the amounts payable in the event of his death or disability described above ($22,739) plus $1,000,000 representing 100% of his base, for a total of $1,022,739.

If Mr. George Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2011, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above ($22,739) plus $3,000,000 million representing 300% of his base salary, for a total of $3,022,739. Additionally, Mr. George Feldenkreis’ 375,000 performance-based restricted shares, 225,000 option shares and 70,674 stock appreciation rights would have vested in the event of a change of control.

In addition, Mr. George Feldenkreis’ amended and restated employment agreement provides for the grant to Mr. Feldenkreis of up to 375,000 performance-based restricted shares of our common stock, which shall be tax deductible under Internal Revenue Code Section 162(m). Such shares generally vest 100% on Mr. Feldenkreis’ 80th birthday, provided that he is still our employee on such date, and we have met certain performance criteria.

The execution by Mr. George Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

We are a party to an amended and restated employment agreement with Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer, which expires on January 31, 2013. The employment agreement provides for an annual salary of $1,000,000 subject to an annual review and increase in our Board of Directors’ sole discretion. Oscar Feldenkreis’ employment agreement contains termination and other provisions substantially the same as those set forth in George Feldenkreis’ employment agreement except that Mr. Oscar Feldenkreis’ employment agreement provides for the payment of a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason and (b) the greater of (i) the target incentive in effect at the time of termination or (ii) the target incentive immediately prior to the reduction that gave rise to the termination for good reason in the event he is terminated without cause (as defined in his employment agreement) or he quits for good reason (as defined in his employment agreement).

If during or after the expiration of his employment agreement, Mr. Oscar Feldenkreis becomes subject to the Parachute Excise Tax, we have agreed with Mr. Oscar Feldenkreis that if the aggregate of all parachute payments exceeds 300% of his base amount by $50,000 or more, then we will pay to Mr. Oscar Feldenkreis a tax gross-up payment so that after payment by or on behalf of Mr. Oscar Feldenkreis of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to Mr. Oscar Feldenkreis by us, Mr. Oscar Feldenkreis shall retain on an after-tax basis an amount equal to the amount that he would have received if he had not been subject to the Parachute Excise Tax.

If Mr. Oscar Feldenkreis is terminated by the Company for a reason other than “cause” (as defined in his employment agreement) and the Company later determines that his employment could have been terminated by the Company for “cause,” then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

If Mr. Oscar Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2011, he would have been entitled to receive $27,872 representing premiums for health insurance for Mr. Oscar Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2011, he would have been entitled to receive all the amounts payable in the event of his death or disability described above ($27,872) plus $2,000,000 representing 200% of his base salary, for a total of $2,027,872.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2011, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above ($27,872) plus $3,000,000 million representing 300% of his base salary, for a total of $3,027,872. Additionally, Mr. Oscar Feldenkreis’ 375,000 performance-based restricted shares, 225,000 option shares and 70,674 stock appreciation rights would have vested in the event of a change of control.

In addition, Mr. Oscar Feldenkreis’ amended and restated employment agreement provides for the grant to Mr. Oscar Feldenkreis of up to 375,000 performance-based restricted shares of our common stock, which shall be tax deductible under Internal Revenue Code Section 162(m). Such shares generally vest 100% on Mr. Oscar Feldenkreis’ 60th birthday, provided that the he is still our employee on such date, and we have met certain performance criteria.

The execution by Mr. Oscar Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

On March 2, 2009, we entered into an employment agreement with Anita Britt, our Chief Financial Officer, for a term of two years. The employment agreement expired on March 1, 2011. The employment agreement provided for an annual base salary of $375,000 per year during the term of the agreement, with increases to be determined at the discretion of our CEO. Ms. Britt was eligible for up to a 40% target incentive under the MIP Plan. In addition, Ms. Britt received 10,000 non-qualified stock options to purchase shares of our common stock and 10,000 shares of restricted stock. Both the options and the shares of restricted stock vest in four equal annual installments beginning March 2, 2010, provided Ms. Britt is employed by the Company on such dates. Under the employment agreement, Ms. Britt was entitled to a relocation allowance of up to $150,000, a car allowance of $1,000 per month, less applicable tax deductions, and other benefits consistent with our benefits for senior management. Under the employment agreement, if we terminated Ms. Britt’s employment without cause (as that term is defined in her employment agreement), she was entitled to a severance payment, payable in installments, in an aggregate amount equal to her annual base salary for the greater of the remaining term of her employment agreement or six months; she was not entitled to any severance payments if terminated for cause (as that term is defined in her employment agreement). In the event that a change in control (as defined in the grant agreement) occurs during Ms. Britt’s continuous service, any unvested portion of the restricted stock or options shall become immediately vested as of the date of the change in control. Any severance pay owed to Ms. Britt was to be offset by any repayments owed by Ms. Britt pursuant to the Relocation Expense Agreement executed between Ms. Britt and us. Ms. Britt may not, directly or indirectly, without our express written permission, enter into any employment or other agency relationship with certain of our competitors during her employment and following her separation from us for any reason, for the period of time during which she was paid severance by us. Under her employment agreement, Ms. Britt also could not, directly or indirectly, without our express written permission, enter into any form of business relationship with anyone who is an employee, supplier, vendor or consultant of ours during her employment and following her separation from us for any reason, for the period of time during which she is paid severance by us. Finally, Ms. Britt also could not, directly or indirectly, without our express written permission, employ or solicit for employment anyone who is our employee or was our employee in the immediately preceding six months during her employment with us and following her separation from us for any reason, for two years thereafter. If we had terminated Ms. Britt without cause as of the end of fiscal 2011, she would have been entitled to receive a lump sum equal to $187,500, less applicable withholding amounts. If we had terminated Ms. Britt in connection with a change in control as set forth in this paragraph or

Ms. Britt had quit for good reason in connection with a change of control, as of the end of fiscal 2011, (i) a total of 7,500 options would have vested , (ii) a total of 10,669 restricted shares would have vested and (iii) a total of 6,036 stock appreciation rights would have vested.

We were a party to an employment agreement effective May 1, 2009 with Stephen Harriman, our President, Bottoms Division, which expired on April 30, 2011. The employment agreement provided for an annual salary of $500,000, with increases to be determined at the discretion of our CEO. Mr. Harriman was eligible for up to a 40% target incentive under the MIP Plan. If we terminated Mr. Harriman’s employment without cause (as defined in his employment agreement), he was entitled to a severance payment equal to six months’ salary, less taxes and other applicable withholding amounts. If we had terminated Mr. Harriman without cause as of the end of fiscal 2011, he would have been entitled to receive a lump sum payment equal to $250,000, less taxes and other applicable withholding amounts. If we terminated Mr. Harriman’s employment without cause within twelve months following a change in control (as defined in his employment agreement), or Mr. Harriman quit for good reason (as defined in his employment agreement) during that period, (i) any unvested restricted stock or options held by Mr. Harriman will become fully vested and immediately exercisable and will remain exercisable until the earlier of 60 days have elapsed or the expiration date of such options, and (ii) Mr. Harriman would have been entitled to a severance payment equal to one year of his base salary plus the pro rata amount of any incentive compensation that would have been payable to Mr. Harriman in the fiscal year. If we had terminated Mr. Harriman in connection with a change in control as set forth in the previous sentence or Mr. Harriman had quit for good reason in connection with a change in control, as of the end of fiscal 2011, (i) restrictions with respect to 12,714 restricted shares, 23,959 options, and 9,551 stock appreciation rights would have lapsed, and (ii) he would have been entitled to receive a lump sum equal to $500,000.

In all events, Mr. Harriman must have executed a waiver of claims and general release as a condition to receiving any termination benefits described above. Mr. Harriman also may not enter into any employment or other agency relationship with certain of our competitors during his employment or for a period of six months following his separation, for any reason.

Retirement Plans

Salant Retirement Plan

In connection with our acquisition of Perry Ellis Menswear, LLC, we maintain a retirement plan. The number of years of service and the eligible compensation were frozen effective December 31, 2003 and, therefore, no longer continue to accrue. We make contributions to the retirement plan only to fund its liabilities. Pension plan benefits are determined by adding 0.65% of an employee’s “Average Final Compensation” not in excess of 140% of the “Covered Compensation,” and 1.25% of an employee’s “Average Final Compensation” in excess of 140% of the “Covered Compensation,” if any, and multiplying this amount by the employee’s number of years of service, which cannot exceed 35. In general, “Average Final Compensation” means the average of an employee’s annual compensation for the five years prior to his or her retirement, or if the employee had not retired as of December 31, 2003, the average of an employee’s annual compensation for the five years ended December 31, 2003. In general, “Covered Compensation” means an employee’s salary and incentive, if any. For the retirement plan, the relevant compensation, net of severance pay, group term life insurance, moving expenses, car allowances, housing allowances and stock option gains, is annual compensation for those five years within the 15 consecutive years before the plan was frozen or the employee’s retirement, during which the employee achieved his or her highest annual compensation. None of our Named Executive Officers participate in this plan.

Savings Plan

We offer a tax-qualified 401(k) Plan to all U.S. based associates, including the Named Executive Officers, who are eligible to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis after 90 days of service to us. During fiscal 2009, we suspended the matching contributions by the Company due to economic conditions and continued the suspension through December 31, 2010. On January 1, 2011, we re-instituted a Company match. We match 20% of the first 6% of pay that is contributed to the 401(k) Plan. All employee contributions to the 401(k) Plan are fully vested upon contribution. All matching contributions to the plan vest in equal portions over a five-year period. During fiscal 2011, we made a qualified non-elective contribution to the 401(k) plan in the amount of approximately $87,000.

Non-Qualified Defined Contribution Plans

We do not offer any non-qualified deferred contribution and/or compensation plans.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We periodically review the levels of perquisites and other personal benefits provided to executive officers. Some of the perquisites offered are automobiles or automobile allowances, country club memberships for entertainment purposes and term life insurance commensurate with the level of responsibility of the executive.

Risk Assessment

The Compensation Committee carefully considers the overall pay mix and incentive structure to discourage excessive risk taking. Senior executives are paid an annual base salary that is competitive in the market and are eligible for an annual cash incentive bonus and long term incentives.

The annual cash incentive bonus is based on one or more performance metrics that are consistent with the Company’s long-term goals. The performance metrics and goals are established by the Compensation Committee and based on budgeted levels that are reviewed and approved by the Board of Directors, and all incentive cash bonus awards, whether short term or long term, have maximum bonus payout amounts. Additionally, if either the CEO or COO is terminated by the Company for a reason other than “cause” (as defined in the applicable employment agreement) and the Company later determines that such person’s employment could have been terminated by the Company for “cause,” then a “clawback” provision in the CEO’s and COO’s employment agreements requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

The Company also relies on long term incentives that reward senior executives based on the long-term business and strategic goals of the Company. The Company awards long term equity compensation in the form of stock options, stock appreciation rights, and/or performance shares. Stock options and stock appreciation rights vest annually over a period of three to five years. Performance share grants to senior executives typically cliff vest at the end of a three to five year performance period and are based on one or more performance metrics. Beginning in fiscal 2011, the Compensation Committee approved a three-year long term cash performance incentive award (versus an equity performance incentive award) for the CEO and COO under the LTE Plan, which awards incorporate a maximum payment amount. The performance goals for the performance shares and the performance-based cash awards are the same, are established by the Compensation Committee, and are also based on budgeted levels, which are reviewed and approved by the Board of Directors. Additionally, the Company maintains equity ownership requirements that expose its senior executive officers to the loss of value of their equity ownership if stock appreciation is jeopardized.

The Compensation Committee oversees and annually reviews and approves the Company’s executive compensation structure and programs. During the course of its assessment, the Compensation Committee consults with various persons, including senior management and the independent compensation consultant retained by the Compensation Committee, to ensure that the compensation programs are designed to incentivize executives without encouraging excessive risk taking. Each of the compensation components is also reviewed and evaluated in assessing the potential risks arising in connection with compensating both the Company’s senior level officers and its other employees, due to the similarities between compensating senior level executives and other employees. The Company does not believe that there are any risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the Company or its businesses.

Policy on Deductibility of Compensation Expense

Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Compensation Committee considers that its primary goal is to design compensation strategies that further the best interests of us and our shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation policies and programs that preserve the tax deductibility of compensation expenses and will balance the costs and burdens involved in compliance against the value of the tax benefits to be obtained by the Company and may, in certain instances, pay compensation that is not fully deductible if the Compensation Committee determines that the costs and burdens outweigh the benefits.

For fiscal 2011, we met all the requirements to deduct all compensation except for the deduction of executive perquisites and benefits for Mr. George Feldenkreis and Mr. Oscar Feldenkreis and the payment to them of the amounts paid pursuant to the Acquisition Incentive Bonuses Plan described above.

Accounting for Stock-Based Compensation

We account for stock-based payments, including equity awards under our Long-Term Incentive Compensation Plan, in accordance with the requirements of ASC Topic 718, Compensation – Stock Compensation. This means that the value of these awards was determined and shown as an expense for the applicable period in our fiscal 2011 financial statements.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

/s/ Joe Arriola, Chairman

/s/ Joseph P. Lacher

/s/ Eduardo M. Sardiña

EXECUTIVE COMPENSATION

Set forth below are tables prescribed by the proxy rules of the SEC which present the compensation with respect to fiscal 2009, fiscal 2010 and fiscal 2011 of (i) Mr. George Feldenkreis, our Chief Executive Officer, (ii) Ms. Anita Britt, our Chief Financial Officer, who joined the Company during fiscal 2010, (iii) our three most highly compensated executive officers in fiscal 2011 other than the Chief Executive Officer and Chief Financial Officer, namely Mr. Oscar Feldenkreis, Mr. Steve Harriman, and Mr. Luis Paez, and (iv) with respect to fiscal 2011, one person who is not an executive officer, Mr. John Voith, but who would have been included in this table but for the fact that he was not an executive officer at the end of fiscal 2011 (collectively, the “Named Executive Officers”). Because Ms. Anita Britt did not join the Company until fiscal 2010, for the sake of clarity, we have provided compensation data for Mr. Thomas D’Ambrisio, our then interim Chief Financial Officer, for fiscal 2009 and fiscal 2010.

Summary Compensation Table for Fiscal Year Ended January 29, 2011

The following table discloses compensation paid or to be paid to the Named Executive Officers with respect to fiscal 2009, fiscal 2010 and fiscal 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		SARS/ Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
George Feldenkreis, Chairman of the Board and Chief Executive Officer	2011 2010 2009	1,000,000 1,000,000 996,154	650,000 — —	(3)	— — 6,789,000	(6)	925,123 1,053,750 —	(4) (5)	1,000,591 — 350,000	— — —	227,979 290,249 257,592	(7) (7) (7)	3,803,690 2,343,999 8,392,746

Oscar Feldenkreis, Vice Chairman, President and Chief Operating Officer	2011	1,000,000	650,000	(3)	—		925,123	(4)	1,000,591	—	90,733	(10)	3,666,444
	2010	1,000,000	300,000	(8)	—		1,053,750	(5)	—	—	96,910	(10)	2,450,652
	2009	996,539	—		6,789,000	(9)	—		350,000	—	145,588	(10)	8,281,127

Anita Britt, Chief Financial Officer	2011	391,154	50,000	(3)	79,003	(11)	79,011	(12)	149,432	—	103,875	(15)	852,472
	2010	332,192	—		41,600	(13)	27,500	(14)	—	—	52,577	(15)	453,869
	2009	—	—		—		—		—	—	—		—

Stephen Harriman, President, Bottoms Division	2011	500,000	—		124,999	(16)	125,023	(17)	175,221	—	9,694	(20)	934,937
	2010	527,404	—		—		100,986	(18)	—	—	11,395	(20)	639,785
	2009	560,962	—		111,419	(19)	—		—	—	21,362	(20)	693,743

Luis Paez, Chief Information Officer	2011	378,269	30,000	(3)	76,012	(21)	76,014	(22)	143,758	—	*		704,050
	2010	371,000	15,000	(8)	—		65,158	(23)	—	—	*		451,150
	2009	365,346	—		55,710	(24)	—		95,500	—	*		516,556

John Voith, President Golf and Sportswear	2011	395,192	—		100,008	(25)	100,008	(26)	127,741	—	11,767	(27)	734,716

Thomas D’Ambrosio, Former Interim Chief Financial Officer	2010	249,999	50,000	(30)			35,125	(31)	—	—	*		335,092
	2009	244,618	—		29,664	(28)	—		20,000	—	12,814	(29)	307,096

*	Perquisites and other personal benefits provided to such named executive officer had a total value of less than $10,000.
(1)	The amounts shown are the grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 23 in our annual report on Form 10-K for fiscal 2011. In accordance with current SEC disclosure requirements, restricted share and stock option awards for fiscal 2009, previously reported as amounts recognized, or “expensed”, for the fiscal year, are now being reported below as grant date fair values.
(2)

For fiscal 2011, the amounts represent bonuses paid under the Management Incentive Compensation Plan based on performance criteria established and achieved in fiscal 2011. For fiscal 2009, the amounts represent bonuses paid under the Long-Term Incentive Compensation Plan based on performance criteria established and achieved relating to and following the acquisition of Laundry by Shelli Segal and C&C California brands. No bonuses have been or will be paid pursuant to the EMI Plan and the MIP Plan based on performance criteria established and achieved for fiscal 2010 and fiscal 2009.

(3)	For fiscal 2011, the amount represents bonus paid in connection with the acquisition of certain assets of Rafaella Apparel Group.
(4)	Represents Stock Appreciation Rights to acquire 70,674 shares of our common stock, which vest in three equal annual installments beginning on April 19, 2011.
(5)	Represents options to acquire 375,000 shares of our common stock, that vest in three equal annual installments of 125,000 beginning on March 18, 2010.
(6)	Represents 375,000 restricted shares of our common stock, which generally vest 100% on Mr. George Feldenkreis’ 80th birthday; provided that he is still an employee of the Company on such date, and we have met certain performance criteria. The amount shown is the grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 23 in our annual report on Form 10-K for fiscal 2011. In accordance with current SEC disclosure requirements, restricted share awards for fiscal 2009, previously reported as amounts recognized, or “expensed”, for the fiscal year, are now being reported as grant date fair values.
(7)	Consists of: (i) $11,195, $11,343, and $32,243 in fiscal 2011, 2010 and 2009, respectively, for Mr. George Feldenkreis’ personal use of our automobile; (ii) $154,930, $216,627, and $154,930 in fiscal 2011, 2010 and 2009, respectively, attributable to our payment of term life insurance premiums to which Mr. George Feldenkreis’ family is the beneficiary; (iii) $5,862 in fiscal 2009 in our 401K matching contributions; (iv) $9,846 in each of fiscal 2011, 2010, and 2009 for the imputed value of group life insurance benefits as to which Mr. George Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $32,427, $32,035, and $31,217 in fiscal 2011, 2010 and 2009, respectively, attributable to our payment of health and long term disability benefits; and (vi) $19,581, $20,398, and $23,494 in fiscal 2011, 2010 and 2009, respectively, for country club membership fees.
(8)	Represents the amount paid pursuant to a special incentive for the licensing of Callaway Golf.
(9)	Represents 375,000 restricted shares of our common stock, which generally vest 100% on Mr. Oscar Feldenkreis’ 60th birthday, provided that he is still an employee of the Company on such date, and we have met certain performance criteria. The amount shown is the grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 23 in our annual report on Form 10-K for fiscal 2011. In accordance with current SEC disclosure requirements, restricted share awards for fiscal 2009, previously reported as amounts recognized, or “expensed”, for the fiscal year, are now being reported as grant date fair values.
(10)	Consists of: (i) $20,308, $19,918, and $55,533 in fiscal 2011, 2010 and 2009, respectively, for Mr. Oscar Feldenkreis’ personal use of our automobile; (ii) $26,008, $33,972, and $40,142 for fiscal 2011, 2010 and 2009, respectively, attributable to our payment of term life insurance premiums to which Mr. Oscar Feldenkreis’ family is the beneficiary; (iii) $4,304 in fiscal 2009 in our 401K matching contributions; (iv) $827 in fiscal 2011 and $716 in each of fiscal 2010 and 2009 for the imputed value of group life insurance benefits as to which Mr. Oscar Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $24,009, $22,723, and $21,692 in fiscal 2011, 2010 and 2009, respectively, attributable to our payment of health and long term disability benefits; and (vi) $19,581 in each of fiscal 2011 and 2010, and $23,201 in fiscal 2009 for country club membership fees.
(11)	Represents 3,169 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Ms. Britt is still an employee of the Company on such date, and the Company has met certain performance criteria.
(12)	Represents Stock Appreciation Rights to acquire 6,036 shares of our common stock, that vest in three equal annual installments beginning on April 19, 2011.
(13)	Represents 10,000 shares of our restricted stock, which vest in four equal annual installments of 2,500 beginning on March 2, 2010.
(14)	Represents options to acquire 10,000 shares of our common stock, which vest in four equal annual installments of 2,500 beginning on March 17, 2010.
(15)	Consists of: (i) $12,000 and $10,153 in fiscal 2011 and 2010, respectively, for Ms. Britt’s automobile allowance; (ii) $83,777 and $37,790 in fiscal 2011 and 2010, respectively, for relocation expenses; (iii) $5,929 and $2,993 in fiscal 2011 and 2010, respectively, attributable to our payment of health and long term disability benefits; (iv) $609 and $381 in fiscal 2011 and 2010, respectively, for the imputed value of group life insurance benefits as to which Ms. Britt’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; and (v) $1,560 and $1,260 in fiscal 2011 and 2010, respectively, for a wireless phone allowance.
(16)	Represents 5,014 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Mr. Harriman is still an employee of the Company on such date, and the Company has met certain performance criteria.
(17)	Represents Stock Appreciation Rights to acquire 9,551 shares of our common stock, that vest in three equal annual installments beginning on April 19, 2011.
(18)	Represents options to acquire 35,938 shares of our common stock, which vest in two annual installments of 11,979 shares on each of March 18, 2010 and 2011 and one installment of 11,980 on March 18, 2012.
(19)	Represents 7,700 shares of our restricted stock, which vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Mr. Harriman is still an employee of the Company on such date, and we have met certain performance criteria. The amount shown is the grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 23 in our annual report on Form 10-K for fiscal 2011. In accordance with current SEC disclosure requirements, restricted share awards for fiscal 2009, previously reported as amounts recognized, or “expensed”, for the fiscal year, are now being reported as grant date fair values.
(20)

Consists of: (i) $5,250 in fiscal 2009 in our 401K matching contributions; (ii) $7,035, $7,036, and $7,035 in fiscal 2011, 2010 and 2009, respectively, attributable to our payment of long term disability benefits; (iii) $1,700 and $6,867 in fiscal 2010 and 2009, respectively, for country club membership fees; (iv) $1,099 in each of fiscal 2011 and 2010, and $1,070 in fiscal 2009 for the imputed value of group life insurance benefits as to which Mr. Harriman’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; and (v) $1,560 in each of fiscal 2011 and 2010, and $1,140 in fiscal 2009 for a wireless phone allowance.

(21)	Represents 3,049 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Mr. Paez is still an employee of the Company on such date, and the Company has met certain performance criteria.
(22)	Represents Stock Appreciation Rights to acquire 5,807 shares of our common stock, that vest in one annual installment of 1,935 shares on April 19, 2011 and two equal installments of 1,936 shares on each of April 19, 2012 and April 19, 2013.
(23)	Represents options to acquire 23,188 shares of our common stock, which vest in two equal annual installments of 7,729 on March 18, 2010 and March 18, 2011 and one annual installment of 7,730 shares on March 18, 2012.
(24)	Represents 3,850 shares of our restricted stock, which vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Mr. Paez is still an employee of the Company on such date, and we have met certain performance criteria. The amount shown is the grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 23 in our annual report on Form 10-K for fiscal 2011. In accordance with current SEC disclosure requirements, restricted share awards for fiscal 2009, previously reported as amounts recognized, or “expensed”, for the fiscal year, are now being reported as grant date fair values.
(25)	Represents 4,012 shares of restricted stock that vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Mr. Voith is still an employee of the Company on such date, and the Company has met certain performance criteria.
(26)	Represents Stock Appreciation Rights to acquire 7,640 shares of our common stock, that vest in three equal annual installments beginning on April 19, 2011.
(27)	Consists of: (i) $8,533 in fiscal 2011 attributable to our payment of health and long term disability benefits; (ii) $1,674 in fiscal 2011 for the imputed value of group life insurance benefits as to which Mr. Voith’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; and (iii) $1,560 in fiscal 2011 for a wireless phone allowance.
(28)	Represents 2,050 shares of our restricted stock, which vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that Mr. D’Ambrosio is still an employee of the Company on such date, and we have met certain performance criteria. The amount shown is the grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 23 in our annual report on Form 10-K for fiscal 2010. In accordance with current SEC disclosure requirements, restricted share and stock option awards for fiscal 2009, previously reported as amounts recognized, or “expensed’, for the fiscal year, are now being reported below as grant date fair values.
(29)	Consists of: (i) $6,385 in fiscal 2009 attributable to our payment of health and long term disability benefits; (ii) $6,104 in fiscal 2009 in our 401K matching contributions; and (iii) $325 in fiscal 2009 for the imputed value of group life insurance benefits as to which Mr. D’Ambrosio’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service.
(30)	Mr. D’Ambrosio was granted a bonus on March 18, 2010 relating to his service as our Interim Chief Financial Officer from June 18, 2007 to March 1, 2010.
(31)	Represents options to acquire 12,500 shares of our common stock, which vest in three annual installments of 4,166 shares on March 18, 2010, and 4,167 on each of March 18, 2011 and 2012.

Grants of Plan-Based Equity Awards

The following table provides information with respect to equity grants made to our Named Executive Officers under our compensation plans during fiscal 2011:

Name	Grant Date	Estimated Future Payments Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Option/ SARS Awards: Number of Shares or Stock or Units (#)	Exercise or Base Price of Stock or Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George Feldenkreis, Chairman of the Board and Chief Executive Officer	04/19/2010	—	—	—	—	—	—	—	70,674	24.93	925,123

Oscar Feldenkreis, Vice Chairman, President and Chief Operating Officer	04/19/2010	—	—	—	—	—	—	—	70,674	24.93	925,123

Anita Britt, Chief Financial Officer	04/19/2010	71,103	79,003	86,903	2,852	3,169	3,486	—	—	—	79,003
	04/19/2010	—	—	—	—	—	—	—	6,036	24.93	79,011

Stephen Harriman, President, Bottoms Division	04/19/2010	112,499	124,999	137,499	4,513	5,014	5,515	—	—	—	124,999
	04/19/2010	—	—	—	—	—	—	—	9,551	24.93	125,023

Luis Paez, Chief Information Officer	04/19/2010	68,410	76,012	83,613	2,744	3,049	3,354	—	—	—	76,012
	04/19/2010	—	—	—	—	—	—	—	5,807	24.93	76,014

John Voith, President Golf and Sportswear	04/19/2010	89,995	99,994	109,994	3,610	4,011	4,412	—	—	—	99,994
	04/19/2010	—	—	—	—	—	—	—	7,640	24.93	100,008

We grant non-equity incentive plan awards to our CEO and COO and other executive officers on an annual basis. Because these are one year awards, the performance period ends and the awards are paid on an annual basis. Although these awards are paid after the conclusion of our fiscal year, in fiscal 2011, they were paid before the date of this Proxy Statement and are reflected in the Summary Compensation Table. Additionally, the Acquisition Incentive Bonus Plan (described above) awards were paid after the conclusion of our fiscal 2011 but before the date of this Proxy Statement and are reflected in the Summary Compensation Table. There were no awards granted in fiscal 2011 that will be paid after the date of this Proxy Statement. None of our Named Executive Officers participated in our pension plan and none of our Named Executive Officers received any non-qualified deferred compensation earnings during fiscal 2011.

Outstanding Equity Awards at Fiscal Year Ended January 29, 2011

The following table provides information with respect to outstanding stock options and restricted stock held by our Named Executive Officers as of January 29, 2011:

Name	Option/SARS Awards						Stock Awards
	Number of Securities Underlying Unexercised Options/ SARS Exercisable (#)	Number of Securities Underlying Unexercised Options/ SARS Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George Feldenkreis, Chairman of the Board and Chief Executive Officer	—	—		—	—	—	375,000	10,638,750	(2)	—	—
	225,000	—		—	9.50	12/04/2012	—	—		—	—
	67,500	—		—	16.59	03/03/2014	—	—		—	—
	—	70,674	(3)	—	24.93	04/18/2017	—	—		—	—
	—	250,000	(4)	—	4.63	03/17/2019	—	—		—	—

Oscar Feldenkreis, Vice Chairman, President and Chief Operating Officer	—	—		—	—	—	375,000	10,638,750	(5)	—	—
	225,000	—		—	9.50	12/04/2012	—	—		—	—
	67,500	—		—	16.59	03/03/2014	—	—		—	—
	—	70,674	(3)	—	24.93	04/18/2017	—	—		—	—
	—	250,000	(4)	—	4.63	03/17/2019	—	—		—	—

Anita Britt, Chief Financial Officer	—	—		—	—	—	7,500	212,775	(6)	—	—
	—	6,036	(7)	—	24.93	04/18/2017	—	—		—	—
	—	7,500	(8)	—	4.53	03/16/2019	—	—		—	—
	—	—		—	—	—	—	—		3,169	89,905	(9)

Stephen Harriman, President, Bottoms Division	—	9,551	(10)	—	24.93	04/18/2017	—	—		—	—
	—	23,959	(11)	—	4.63	03/17/2019	—	—		—	—
	—	—		—	—	—	—	—		5,014	142,247	(9)
	—	—		—	—	—	—	—		7,700	218,449	(12)

Luis Paez, Chief Information Officer	—	5,807	(13)	—	24.93	04/18/2017	—	—		—	—
	7,729	15,459	(14)	—	4.63	03/17/2019	—	—		—	—
	—	—		—	—	—	—	—		3,049	86,500	(9)
	—	—		—	—	—	—	—		3,850	109,225	(12)

John Voith, President Golf and Sportswear	—	7,640	(15)	—	24.93	04/18/2017	—	—		—	—
	—	14,059	(16)	—	4.63	03/17/2019	—	—		—	—
	—	—		—	—	—	—	—		4,011	113,792	(9)
	—	—		—	—	—	—	—		3,500	99,295	(12)

(1)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on January 29, 2010 in the amount of $28.37 per share.
(2)	The shares of restricted stock vest and the restrictions lapse on Mr. Feldenkreis’ 80th birthday, provided that he is still an employee of the Company on such date, and we have met certain performance criteria.
(3)	The shares subject to the stock appreciation right shall vest and become exercisable in three equal annual installments of 23,558 shares beginning on April 19, 2011.
(4)	The shares subject to the options vest and become exercisable in two equal annual installments of 125,000 shares beginning on March 18, 2011.
(5)	The shares of restricted stock vest and the restrictions lapse on Mr. Feldenkreis’ 60th birthday, provided that he is still an employee of the Company on such date, and we have met certain performance criteria.

(6)	The shares of restricted stock vest and the restrictions lapse in three equal annual installments of 2,500 beginning on March 2, 2011
(7)	The shares subject to the stock appreciation right shall vest and become exercisable in three equal annual installments beginning April 19, 2011.
(8)	The shares subject to the option shall vest and become exercisable in three equal annual installments beginning on March 17, 2011.
(9)	The shares of restricted stock, vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2013, provided that , he or she is still an employee of the Company on that date, and the Company has met certain performance criteria.
(10)	The shares subject to the stock appreciation right shall vest and become exercisable as follows: 3,183 shares on April 19, 2011; 3,184 shares on April 19, 2012; and 3,184 shares on April 19, 2013.
(11)	The shares subject to the option shall vest and become exercisable as follows: 11,979 shares on March 18, 2011; and 11,980 shares on March 18, 2012.
(12)	The shares of restricted stock, vest 100% on February 1, 2013; provided that he or she is still an employee of the Company on such date, and the Company has met certain performance criteria.
(13)	The shares subject to the stock appreciation right shall vest and become exercisable as follows: 1,935 shares on April 19, 2011; 1,936 shares on April 19, 2012; and 1,936 shares on April 19, 2013.
(14)	The shares subject to the option shall vest and become exercisable as follows: 7,729 shares on March 18, 2010; 7,729 shares on March 18, 2011; and 7,730 shares on March 18, 2012.
(15)	The shares subject to the stock appreciation right shall vest and become exercisable as follows: 2,546 shares on April 19, 2011; 2,547 shares on April 19, 2012; and 2,547 shares on April 19, 2013.
(16)	The shares subject to the option shall vest and become exercisable as follows: 7,029 shares on March 18, 2011; and 7,030 shares on March 18, 2012.

Option Exercises and Stock Vested in Fiscal 2011

The following table provides information on stock option exercises and vesting of restricted stock by the Named Executive Officers during fiscal 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Feldenkreis	125,000	2,504,203	—	—
Oscar Feldenkreis	125,000	2,466,567	—	—
Anita Britt	2,500	50,740	2,500	49,650
Stephen Harriman	16,479	306,908	—	—
Luis Paez	7,500	114,435	—	—
John Voith	12,531	204,720	—	—

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.	The Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as may be amended or modified.

3.	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP, required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as may be modified or supplemented, and has discussed with Deloitte & Touche LLP their independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011, for filing with the Commission.

THE AUDIT COMMITTEE

/s/ Joseph P. Lacher, Chairman

/s/ Joseph Natoli

/s/ Eduardo M. Sardiña

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Fees for audit services totaled approximately $1,357,000 in fiscal 2011 and $1,389,000 in fiscal 2010, including fees associated with the annual audit of our financial and statutory statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with Sarbanes Oxley attestation and other SEC registration statements and filings, in fiscal 2011 and fiscal 2010.

Audit-Related Fees

We did not pay any fees for audit-related services in either fiscal 2011 or fiscal 2010.

Tax Fees

We did not pay any fees for tax-related services in either fiscal 2011 or fiscal 2010.

All Other Fees

We did not procure any other services from Deloitte & Touche LLP in either fiscal 2011 or fiscal 2010.

Our Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

During fiscal 2011, our Audit Committee pre-approved all audit services performed by our independent registered public accounting firm and did not rely upon the de minimus exceptions described in Section 10A(i)(1)(B) of the Exchange Act.

PROPOSAL 2 – ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires all publicly traded companies to hold a shareholder advisory vote on executive compensation, which is commonly referred to as a “say on pay” vote. This vote is to approve the compensation of our executives as disclosed in the Executive Compensation and Compensation Discussion and Analysis sections of this proxy statement, including the compensation tables and the related narrative. We seek to closely align the interests of our executives with the interests of our shareholders. As described in Compensation Discussion and Analysis, our compensation programs are designed to reward our officers for the achievement of both short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that it is it not binding on the Company, our Board of Directors or the Compensation Committee. The vote on the proposed resolution set forth below is not intended to address any specific element of compensation, but rather relates to our overall compensation of our Named Executive Officers, as described in this proxy statement. If there is a significant vote against our executive compensation, the Compensation Committee will endeavor to determine the reasons for the negative vote. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand their issues and concerns. The Board of Directors and management believe that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required to approve this Proposal 2.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

PROPOSAL 2 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES ON OUR EXECUTIVE COMPENSATION

As described in Proposal 2 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on our executive compensation program as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. The advisory vote on our executive compensation described in Proposal 2 above is referred to as a “say on pay vote.”

The Dodd-Frank Act also requires all publicly-traded companies to provide stockholders the opportunity to cast an advisory, non-binding vote on how often we should include a say on pay vote in our proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). The proxy card enables shareholders to vote, by checking the appropriate box, to hold the say on pay vote every 1, 2, or 3 years or to abstain from voting.

The Board of Directors believes that say on pay votes should be conducted every year so that shareholders may annually express their views on our executive compensation program. This vote, however, is advisory, which means that this vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Company recognizes that shareholders may have different views as to the best approach for the Company and therefore we look forward to hearing from our shareholders their preferences as to the frequency of an advisory vote on executive compensation. The Compensation Committee, which administers our executive compensation program, will consider the outcome of these votes in considering the frequency of future advisory votes.

PROPOSAL 3 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION EVERY “ONE” YEAR

PROPOSAL 4 – TO ADOPT THE COMPANY’S 2011

MANAGEMENT INCENTIVE COMPENSATION PLAN

In 2005, we adopted the Management Incentive Compensation Plan. Commencing in 2011, we can no longer grant awards that will be excluded from the limitations set forth in Section 162(m) of the Code unless our shareholders once again approve the Management Incentive Compensation Plan or a subsequent plan, which shareholder approval is required by Section 162(m) of the Code not later than every five years. As a result, in March 2011, our board of directors adopted, subject to shareholder approval, the 2011 Management Incentive Compensation Plan, which replaced the Management Incentive Compensation Plan. Shareholder approval of the 2011 Management Incentive Compensation Plan will enable future incentive compensation payments under the 2011 Management Incentive Compensation Plan to comply with the requirements of Section 162(m) of the Code and thus be fully deductible. The earning and payment of incentive compensation must be “performance-based,” as defined by the federal tax law and relevant regulations. The 2011 Management Incentive Compensation Plan provides for the award of incentive payments for performance periods of up to 12 months, subject to individual payment limits which are tied directly to the performance criteria established by the Compensation Committee. Our board of directors recommends that the 2011 Management Incentive Compensation Plan be adopted by the shareholders.

Summary of the Plan

The following is a general description of the terms and conditions of the 2011 Management Incentive Compensation Plan and does not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the 2011 Management Incentive Compensation Plan, which is filed herewith as Annex A.

Purpose.    The purpose of the 2011 Management Incentive Compensation Plan is to promote our success by providing performance-based cash bonus incentives to its participating key employees.

Eligibility.    The persons eligible to receive bonuses under the 2011 Management Incentive Compensation Plan are all key employees (including our officers). We presently have five executive officers and two executive officer directors, and over 200 other employees. It is not possible to state the number of persons who will receive grants because the selection of participants rests within the discretion of the Compensation Committee.

Administration.    The 2011 Management Incentive Compensation Plan is to be administered by the Committee. The Committee shall consist of not less than two outside directors, and each Committee member shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the Securities and Exchange Commission and the applicable stock exchange on which the Company’s shares are traded or quoted and an outside director pursuant to Section 162(m) of the Code, and any regulations thereunder. Subject to the terms of the 2011 Management Incentive Compensation Plan, the Compensation Committee is authorized to select persons eligible to receive bonuses for any performance period, to establish the performance period, business criteria, and bonus formula that will be used to determine each participant’s bonus for the applicable performance period, and to determine the amount of each participant’s bonus. Additionally, the Compensation Committee is responsible for the administration of the 2011 Management Incentive Compensation Plan, in accordance with its terms and shall have the authority to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2011 Management

Incentive Compensation Plan. The Compensation Committee has the authority to construe and interpret the 2011 Management Incentive Compensation Plan and any agreement or other document relating to any bonuses under the 2011 Management Incentive Compensation Plan, may adopt rules and regulations governing the administration of the 2011 Management Incentive Compensation Plan, and shall exercise all other duties and powers conferred on it by the 2011 Management Incentive Compensation Plan, or which are incidental or ancillary thereto.

Performance Bonuses.    The Compensation Committee is authorized to award bonuses under the 2011 Management Incentive Compensation Plan to participants on terms and conditions established by the Committee.

The Compensation Committee, in its discretion, shall establish the performance periods, and shall set the business criteria and bonus formulas that will be used to determine the amount of the bonuses that will be payable to a participant for a performance period. The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria, and different bonus formulas, with respect to one or more participants.

If and to the extent that the Compensation Committee determines that these provisions of the 2011 Management Incentive Compensation Plan are to be applicable to any performance award, one or more of the following business criteria for the Company or a related entity (as defined in the 2011 Management Incentive Compensation Plan), on a consolidated basis, or for business or geographical units of the Company or a related entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Compensation Committee in establishing performance goals for awards under the 2011 Management Incentive Compensation Plan: (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above criteria may be measured on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles. With respect to a bonus that the Compensation Committee in its sole discretion determines should not constitute “qualified performance-based compensation for purposes of Section 162(m) of the Code, the bonus formula may use any of the above criteria or any other business measurement of the Company, on a consolidated basis, and/or for related entities, or for business or geographical units of the Company and/or any related entity, or any other objective or subjective criteria that the Compensation Committee in its discretion shall determine. The Compensation Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

The maximum dollar value payable to any one participant under the 2011 Management Incentive Compensation Plan with respect to any 12-month performance period is $5,000,000. If the performance period is fewer than 12 months long, the maximum dollar value payable to anyone with respect to the performance period is $5,000,000 divided by 12, multiplied by the number of full months in the performance period.

The Compensation Committee may, in its discretion, reduce the amount of a bonus otherwise payable pursuant to the 2011 Management Incentive Compensation Plan, but may not exercise discretion to increase any such amount payable to a participant whose compensation is subject to the limitations of Section 162(m) of the Code.

The Compensation Committee also may, in its discretion, establish bonus pools and the bonus percentage of each participant for the performance period during which the bonus pool applies, which shall represent the participant’s share of the bonus pool.

Any bonuses granted by the Compensation Committee under the 2011 Management Incentive Compensation Plan shall be paid as soon as practicable following the Committee’s certification that the business criteria and any other material terms previously established by the Compensation Committee or set forth in the 2011 Management Incentive Compensation Plan have been met. The Compensation Committee, in its discretion, may make payment of any bonus to a participant in a number of annual installments determined by the Compensation Committee.

Amendment and Termination.    Our board of directors or the Compensation Committee may amend, suspend, or terminate the 2011 Management Incentive Compensation Plan, in whole or in part, and if suspended or terminated, may reinstate, any or all of its provisions, without further shareholder approval, except shareholder approval must be obtained for any amendment if such approval is necessary to comply with Section 162(m) of the Code or other applicable law. Thus shareholder approval may not necessarily be required for every amendment to the 2011 Management Incentive Compensation Plan which might increase the cost of the 2011 Management Incentive Compensation Plan or alter the eligibility of persons to receive bonuses thereunder. Unless the shareholders re-approve the material terms of the 2011 Management Incentive Compensation Plan at an annual meeting of shareholders that occurs no later than 2016, no bonuses shall be paid under the 2011 Management Incentive Compensation Plan with respect to performance periods that begin after the annual shareholder’s meeting, unless the Compensation Committee determines that such bonuses shall not be intended to qualify under Section 162(m) of the Code.

Outstanding Awards under the 2011 Management Incentive Compensation Plan

On April 11, 2011, the Compensation Committee granted performance awards and established bonus goals for the EMI Plan and MIP Plan (each as described above) under the 2011 Management Incentive Compensation Plan for the fiscal year ending January 28, 2012 (“fiscal 2012”), which awards are subject to shareholder approval of the 2011 Management Incentive Compensation Plan. George Feldenkreis and Oscar Feldenkreis will receive performance bonuses based on a percentage of their respective base salaries if we achieve certain EBITDA goals. George Feldenkreis’ and Oscar Feldenkreis’ potential performance bonuses will range from 40%, if we achieve the threshold goal, to 100%, if we achieve the target goal, to 130%, if we achieve the maximum goal. In all cases, achievement of levels between goals would result in payment of a percentage of base salary that is on a straight-line interpolation between the two relevant goals. The Committee has not granted any other awards under the 2011 Management Incentive Compensation Plan.

PROPOSAL 4 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 5 – TO ADOPT THE COMPANY’S SECOND AMENDED AND RESTATED

2005 LONG-TERM INCENTIVE COMPENSATION PLAN

We originally adopted the 2005 Long-Term Incentive Compensation Plan on June 7, 2005, as amended and restated on June 12, 2008. Currently the number of shares of our common stock authorized for issuance under the plan is 4,750,000 shares (which reflects an adjustment of the 3-2 stock split in December 2006). As of April 28,

2011, approximately 310,000 shares remain available for issuance under the Long-Term Incentive Compensation Plan (subject to increases from the forfeiture and termination of previously issued awards as discussed below).

On March 17, 2011, the board of directors unanimously adopted, subject to shareholder approval at the Annual Meeting, an amendment and restatement of the Long-Term Incentive Compensation Plan (as amended and restated, the “Second Amended and Restated Long-Term Incentive Compensation Plan”) that increases the number of shares available for grants by an additional 500,000 shares to an aggregate of 5,250,000 shares of common stock. The board of directors believes it is advisable to have an additional 500,000 shares available for issuance in order to provide awards that are designed to attract and retain qualified directors, executive personnel and other key employees and consultants and to provide long-term incentive rewards to those selected individuals intended to align the interests of such individuals with those of our shareholders.

This proposal is being submitted to shareholders in order to ensure the Second Amended and Restated Long-Term Incentive Compensation Plan’s compliance with the NASDAQ Global Select Market rules relating to shareholder approval of equity compensation plans, as well as to ensure the Second Amended and Restated Long-Term Incentive Compensation Plan’s compliance with Section 162(m) of the Code with respect to any performance-vested awards that may be granted under the plan.

The recommended amendments would (i) increase the aggregate number of shares of common stock available for grants under the Second Amended and Restated Long-Term Incentive Compensation Plan from 4,750,000 to 5,250,000 and, (ii) make other clarifications and technical revisions designed primarily to improve administration and ensure compliance with recent changes in the law including Code Section 409A. Other than the amendments noted above, the Second Amended and Restated Long-Term Incentive Compensation Plan generally contains the same features, terms and conditions as the current version of the Long-Term Incentive Compensation Plan. If our shareholders do not approve the Second Amended and Restated Long-Term Incentive Compensation Plan, the Long-Term Incentive Compensation Plan will remain in effect.

Summary of the Second Amended and Restated Long-Term Incentive Compensation Plan

The following is a general description of the terms and conditions of the Second Amended and Restated Long-Term Incentive Compensation Plan and does not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the Second Amended and Restated Long-Term Incentive Compensation Plan, which is filed herewith as Annex B.

Purpose.    The purpose of the Second Amended and Restated Long-Term Incentive Compensation Plan is to assist us, including our subsidiaries and other designated affiliates in attracting, motivating, retaining and rewarding high-quality executives and other key employees, officers, directors, consultants and other persons who provide services to us, by enabling such persons to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

Shares Available for Awards; Annual Per-Person Limitations.    Under the Second Amended and Restated Long-Term Incentive Compensation Plan, the total number of shares of common stock available for delivery pursuant to the grant of awards (“Awards”) shall be the sum of (i) 500,000, plus (ii) the number of shares of our common stock with respect to Awards previously granted under the Second Amended and Restated Long-Term Incentive Compensation Plan (including this Plan) that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve shares of common stock, or are settled in cash in lieu of shares. Any shares of our common stock that are subject to Awards of options or stock appreciation rights shall be counted against this limit as one (1) share of common stock for every one (1) share granted. Any shares of our common stock that are subject to Awards other than options or stock appreciation rights shall be counted against this limit as two (2) shares of our common stock for every one (1) share granted. Any shares of our common stock delivered under the Second Amended and Restated Long-Term Incentive Compensation Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

The Second Amended and Restated Long-Term Incentive Compensation Plan imposes individual limitations on the amount of certain Awards in part to comply with Section 162(m) of the Code. Under these limitations, during any fiscal year of the Company during any part of which the Second Amended and Restated Long-Term Incentive Compensation Plan is in effect, no Participant may be granted (i) options or stock appreciation rights with respect to more than 375,000 shares of our common stock, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 375,000 shares of our common stock, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units with respect to any performance period is $5,000,000 multiplied by the number of full years in the performance period.

The Compensation Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of our common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate. The Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility.    The persons eligible to receive Awards under the Second Amended and Restated Long-Term Incentive Compensation Plan are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of us for purposes of eligibility for participation in the Second Amended and Restated Long-Term Incentive Compensation Plan. We presently have five non-employee directors, five executive officers and executive officers directors, and approximately 2,000 other employees. We cannot determine the number of independent contractors and consultants eligible to receive grants. It is not possible to state the number of persons who will receive grants because the selection of participants rests within the discretion of the Committee.

Administration.    The Second Amended and Restated Long-Term Incentive Compensation Plan is to be administered by the Compensation Committee or a committee designated by the board of directors consisting of not less than two directors, provided; however, that except as otherwise expressly provided in the Second Amended and Restated Long-Term Incentive Compensation Plan, the Board may exercise any power or authority granted to the Compensation Committee under the Second Amended and Restated Long-Term Incentive Compensation Plan. Subject to the terms of the Second Amended and Restated Long-Term Incentive Compensation Plan, the Compensation Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant), and the rules and regulations for the administration of the Second Amended and Restated Long-Term Incentive Compensation Plan, construe and interpret the Second Amended and Restated Long-Term Incentive Compensation Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the Second Amended and Restated Long-Term Incentive Compensation Plan.

Stock Options and Stock Appreciation Rights.    The Compensation Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share of common stock subject to an option and the grant price of a stock appreciation right are determined by the Compensation Committee, but will not be less than the fair market value of a share of our common stock on the date of grant. For purposes of the Second Amended and Restated Long-Term Incentive Compensation Plan, the term “fair market value” means the fair market value of our common stock, Awards or other property as determined by the Compensation Committee or under procedures established by the Compensation Committee. Unless otherwise determined by the Compensation Committee, the fair market value of our common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the Compensation Committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the Compensation Committee. Options may be exercised by payment of the exercise price in cash, shares of common stock, outstanding Awards or other property (including loans to participants) having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time.

Restricted and Deferred Stock.    The Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, unless otherwise determined by the Compensation Committee. An Award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below. Restricted stock, deferred stock, and other “full value” Awards under the Second Amended and Restated Long-Term Incentive Compensation Plan reduce the number of shares of our common stock available for issuance under the Second Amended and Restated Long-Term Incentive Compensation Plan by two shares of common stock for every full value Award under the Second Amended and Restated Long-Term Incentive Compensation Plan.

Dividend Equivalents.    The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, Awards or otherwise as specified by the Compensation Committee.

Bonus Stock and Awards in Lieu of Cash Obligations.    The Compensation Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other Awards in lieu of our obligations to pay cash under the Second Amended and Restated Long-Term Incentive Compensation Plan or other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

Other Stock-Based Awards.    The Compensation Committee or the Board is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. The Compensation Committee or the Board determines the terms and conditions of such Awards.

Performance Awards.    The Compensation Committee is authorized to grant performance awards to participants on terms and conditions established by the Compensation Committee. The terms and conditions of any Performance Award granted under the Second Amended and Restated Long-Term Incentive Compensation Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Compensation Committee and not inconsistent with the Second Amended and Restated Long-Term Incentive Compensation Plan. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Compensation Committee upon the grant of the performance award; provided, however, that a performance period must be a minimum of 12 months and cannot be longer than five years. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of our common stock or other property, or any combination thereof, as determined by the Compensation Committee. Performance awards granted to persons whom the Compensation Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Compensation Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means the CEO and each Named Executive Officer whose compensation is required to be reported by reason of being among the four highest compensated officers for the fiscal year (other than the CEO). If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Compensation Committee.

If and to the extent that the Compensation Committee determines that these provisions of the Second Amended and Restated Long-Term Incentive Compensation Plan are to be applicable to any Award, one or more of the following business criteria for us, on a consolidated basis, or for our business or geographical units (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Compensation Committee in establishing performance goals for awards under the Second Amended and Restated Long-Term Incentive Compensation Plan: (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. The Compensation Committee shall exclude the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles. The Compensation Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards.     Awards may be settled in the form of cash, shares of common stock, other Awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Compensation Committee is authorized to place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the Second Amended and Restated Long-Term Incentive Compensation Plan. The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Second Amended and Restated Long-Term Incentive Compensation Plan generally may not be pledged or encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3. Awards under the Second Amended and Restated Long-Term Incentive Compensation Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant Awards in exchange for other Awards under the Second Amended and Restated Long-Term Incentive Compensation Plan, awards under our other plans, or other rights to payment from us and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control.     The Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement or otherwise determined by the Committee, vesting shall occur automatically in the case of a “change in control” of us, as defined in the Second Amended and Restated Long-Term Incentive Compensation Plan (including the cash settlement of stock appreciation rights, which may be exercisable in the event of a change in control). In addition, the Compensation Committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination.     The board of directors may amend, alter, suspend, discontinue or terminate the Second Amended and Restated Long-Term Incentive Compensation Plan or the Compensation Committee’s authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or market on which shares of our common stock are then listed. Thus shareholder approval may not necessarily be required for every amendment to the Second Amended and Restated Long-Term Incentive Compensation Plan which might increase the cost of the Second Amended and Restated Long-Term Incentive Compensation Plan or alter the eligibility of persons to receive Awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the board of directors, the Second Amended and Restated Long-Term Incentive Compensation Plan will terminate at the earliest of (a) such time as no shares of our common stock remain available for issuance under the Second Amended and Restated Long-Term Incentive Compensation Plan, (b) termination of the Second Amended and Restated Long-Term Incentive Compensation Plan by the board of directors, or (c) the tenth anniversary of the date the Second Amended and Restated Long-Term Incentive Compensation Plan was approved by the board of directors. Awards outstanding upon expiration of the Second Amended and Restated Long-Term Incentive Compensation Plan shall remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards

The Second Amended and Restated Long-Term Incentive Compensation Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The following is a general summary of certain U.S. federal income tax consequences to U.S. participants with respect to Awards granted under the Second Amended and Restated Long-Term Incentive Compensation Plan based on the law as currently in effect. This discussion applies to participants who are citizens or residents of the U.S. and a U.S. taxpayer.

Nonqualified Stock Options

On exercise of a nonqualified stock option granted under the Second Amended and Restated Long-Term Incentive Compensation Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is our employee or an employee of a “related entity,” as defined in the Second Amended and Restated Long-Term Incentive Compensation Plan, that income will be subject to the withholding of federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The Second Amended and Restated Long-Term Incentive Compensation Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in Section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of common stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” in connection with the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of common stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a

Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the Second Amended and Restated Long-Term Incentive Compensation Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the Second Amended and Restated Long-Term Incentive Compensation Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

We will be allowed a corresponding federal income tax deduction in an amount equal to the ordinary income recognized by the recipient, provided that the deduction is not otherwise disallowed under the Code.

Stock Appreciation Rights

We may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the Second Amended and Restated Long-Term Incentive Compensation Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the dividend equivalent award received. We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 409A

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes requirements applicable to “nonqualified deferred compensation plans,” including rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. These rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the Awards to be granted under the Second Amended and Restated Long-Term Incentive Compensation Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, deferred stock. It is intended that any Award agreement that will govern Awards subject to Section 409A will comply with these rules.

Section 162 Limitations

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that options granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such options will (and that other awards may be structured in a manner that may) qualify as such “performance-based compensation,” so that such options will not be subject to the Section 162(m) deductibility cap of $1 million and that other performance-based awards under the Second Amended and Restated Long-Term Incentive Compensation Plan may be structured so as not to be subject to that limitation. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that options and other awards under the Second Amended and Restated Long-Term Incentive Compensation Plan will qualify as “performance-based compensation” that is fully deductible by us under Section 162(m).

State and Local Income Taxes

In addition to U.S. federal income tax, participants may also be subject to U.S. state and local taxes with respect to Awards granted under the Second Amended and Restated Long-Term Incentive Compensation Plan.

PRPOPOSAL 5 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 6 – RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, an independent registered public accounting firm, has served as our independent registered public accounting firm since 1993. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of Deloitte & Touche LLP, since the Audit Committee is responsible for selecting the independent registered public accounting firm. However, the appointment is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareholders do not ratify the appointment. The Audit Committee intends to evaluate the audit services it currently receives and may reconsider the Audit Committee’s selection if the Audit Committee deems it to be in the best interest of the Company.

PROPOSAL 6 – THE AUDIT COMMITTEE AND BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement.

We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request multiple copies of the Proxy Statement in the future.

Shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the Proxy Statement be mailed in the future.

OTHER BUSINESS

Our Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8(e) promulgated by the Commission, a shareholder intending to present a proposal to be included in our Proxy Statement for our 2012 Annual Meeting of Shareholders must deliver a proposal in writing to our principal executive offices no later than January 15, 2012.

Shareholder proposals intended to be presented at, but not included in our proxy materials for, that meeting must be received by us no later than March 30, 2012 at our principal executive offices; otherwise, the persons named as proxies in our form of proxy shall have discretionary authority to vote on such proposals.

ANNEX A

2011 Management Incentive Compensation Plan

PERRY ELLIS INTERNATIONAL, INC.

2011 MANAGEMENT INCENTIVE COMPENSATION PLAN

Section 1. Purpose of Plan

The purpose of the Plan is to promote the success of Perry Ellis International, Inc. by providing performance-based cash bonus incentives to its participating key employees.

Section 2. Definitions and Terms

2.1. Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles.

2.2. Specific Terms. The following words and phrases as used herein shall have the following meanings:

“Bonus” means a cash payment or payment opportunity as the context requires.

“Bonus Formula” means the formula, determined by the Committee in its discretion, that is a function of the Business Criteria selected by the Committee, to determine each Participant’s Bonus for a Performance Period.

“Business Criteria” means, with respect to a Bonus that the Committee has determined should constitute “qualified performance-based compensation” for purposes of Section 162(m), one or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or any Related Entity (except with respect to the total shareholder return and earnings per share criteria): (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above criteria may be measured on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s

500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles. With respect to a Bonus that the Committee has determined should not constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, “Business Criteria” means any of the above criteria or any other business measurement of the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or any Related Entity, or any other objective or subjective criteria, that the Committee in its discretion shall determine.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Perry Ellis International, Inc. a Florida corporation, and any successor whether by merger, ownership of all or substantially all of its assets or otherwise.

“Continuous Service” means the uninterrupted active provision of services to the Company or any Related Entity in any capacity of employee, director, consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of employee, director, consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of employee, director, consultant or other service provider (except as otherwise determined by the Committee). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

“Covered Employee” means a Participant who is or is likely to be a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

“Effective Date” means the effective date of the Plan, March 17, 2011.

“Executive” means a key employee (including any officer) of the Company.

“Outside Director” means an “outside director” within the meaning of Section 162(m) of the Code or any successor provision thereto.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the period (not to exceed 12 months) established by the Committee with respect to which the Business Criteria and Bonus Formulas are set by the Committee and during which the Business Criteria are measured and must be satisfied.

“Plan” means this 2011 Management Incentive Compensation Plan, as may be amended from time to time.

“Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or controls the board of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

Section 3. Bonus Provisions

3.1. Selection of Participants. The Committee shall determine those Executives who will be Participants in the Plan for each Performance Period.

3.2. Establishment of Performance Periods, Business Criteria, and Bonus Formulas. The Committee, in its discretion, shall establish Performance Periods, and shall set the Business Criteria and the Bonus Formulas that will be used to determine the amount of the Bonuses that may be payable to a Participant for a Performance Period. Business Criteria and Bonus Formulas shall be established not later than the earlier of (i) 90 days after the beginning of any Performance Period applicable to such Bonuses, or (ii) the date on which 25% of the days in the Performance Period have elapsed, or on such other date as may be required or permitted for “qualified performance-based compensation” under Code Section 162(m). The Committee, in its discretion, may, but need not, establish different Performance Periods, different Business Criteria, and different Bonus Formulas with respect to one or more Participants.

3.3. Determination of Bonus; Limitation. Subject to the provisions of this Section, each Participant may receive a Bonus, generally determined by applying the Bonus Formula applicable to the Participant, to the Business Criteria results for the Bonus Period. However, Bonuses shall be subject to adjustment as provided in Section 3.5, below. In addition, the maximum dollar value payable to any one Participant under this Plan in any year with respect to any 12-month Performance Period is $5,000,000. If the Performance Period is fewer than 12 months long, the maximum dollar value payable to anyone with respect to the Performance Period is $5,000,000, divided by 12, and multiplied by the number of full months in the Performance Period.

3.4. Committee Discretion to Determine Conditions. The Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of additional financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.

3.5. Adjustments. The Committee may, in its discretion, reduce the amount of a Bonus otherwise payable pursuant to this Plan, but may not exercise discretion to increase any such amount payable to a Covered Employee. The Committee shall specify the circumstances in which such Bonuses shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of the Bonus awards.

3.6. Bonus Pools. The Committee, in its discretion, may establish bonus pools, the amount of which may be determined with regard to formulas involving Business Criteria, from which Bonuses may be paid. If the Committee establishes a bonus pool, it shall determine a bonus percentage for each Participant for the Performance Period during which the bonus pool applies, which shall represent that Participant’s share of the Bonus Pool. The Committee may determine the bonus percentage for each Participant using the subjective and objective factors the Committee, in its sole discretion, deems appropriate. Bonus percentages shall be determined at such times as may be required to comply with Section 162(m) of the Code.

3.7. Termination of Continuous Service During Performance Period. Subject to any employment agreement between the Company or any Related Entity and any Participant or applicable law, the Committee may provide with respect to each award of a Bonus the circumstances in which, and the terms and conditions under which, a Bonus shall be paid or forfeited in the event of a Participant’s death or disability prior to the end of a Performance Period or in the event a Participant’s Continuous Service terminates prior to the last day of the Performance Period for which the Bonus is otherwise payable.

3.8. Accounting Changes. If, after the Bonus Formulas are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

3.9. Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the Business Criteria and any other material terms previously established by the Committee or set forth in the Plan have been satisfied, that the amount of the Bonus has been determined, and that the Bonus for each Participant has been determined in accordance with the terms, conditions and limits of the Plan.

3.10. Time and Manner of Payment. Any Bonuses granted by the Committee under the Plan shall be paid only after the end of the relevant Performance Period and as soon as practicable following the Committee’s determinations and the certification of the Committee’s findings provided under Section 3.9 of the Plan. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements. Notwithstanding the foregoing, the Committee, in its sole discretion, may make payment of any Bonus to a Participant in a number of annual installments determined by the Committee or at such time or times as the Committee determines will not result in the Company’s deduction for any such payment being reduced by operation of §162(m) of the Code. In considering the payment of any Bonus, the Committee shall take into account the impact of Section 409A of the Code on the tax consequences of the Participant.

Section 4. Administration of the Plan

4.1. The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two Outside Directors. Each Committee member shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the Securities and Exchange Commission and the applicable stock exchange on which the Shares trade or are quoted and an outside director pursuant to Section 162(m) of the Code, and any regulations issued thereunder, in each case at such time as the Company becomes subject to the respective regulatory regime. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may delegate to one or more of the Committee’s members or to officers of the Company the authority to exercise all duties and responsibilities of the Committee under the Plan, including those listed in Section 4.2 below or such of those duties and responsibilities as may be specified by the Committee. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

4.2. Powers of the Committee. The Committee shall have the sole authority to select the Executives who are eligible to be Participants for any Performance Period and the Business Criteria and Bonus Formula that will be used to determine each Participant’s Bonus for the applicable Performance Period, and determine the amount of each Participant’s Bonus. Additionally, the Committee shall otherwise be responsible for the administration of the Plan, in accordance with its terms and shall have the authority to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

4.3. Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

4.4. Express Authority to Change Terms and Conditions of Bonus. Without limiting the Committee’s authority under other provisions of the Plan, the Committee shall have the authority to accelerate a Bonus, and to waive restrictive conditions for a Bonus (including any forfeiture conditions), in such circumstances as the Committee deems appropriate.

4.5. Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of

Participants who are or may be Covered Employees, satisfies any applicable requirements as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended or required in order to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.

Section 5. General Provisions

5.1. No Right to Bonus or Continued Service. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to continued service with the Company and its Related Entities. The Company and the Related Entities expressly reserve any and all rights to discharge an Executive in its or their sole discretion, without liability of any person, entity or governing body under the Plan or otherwise, except to the extent otherwise provided in any written employment agreement between the Company or Related Entity and the Executive. Notwithstanding any other provision hereof, the Company shall have no obligation to pay any Bonus hereunder, unless the Committee otherwise expressly provides by written contract or other written commitment.

5.2. Discretion of Company, Board of Directors, and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be final, conclusive and binding upon all persons, including the Company, the stockholders, and the Participants.

5.3. Absence of Liability. A member of the Board of Directors of the Company or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission. The Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its Related Entities and to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, for any cost or expense, including attorneys’ fees, or liability arising out of or in connection with any action, omission, or determination relating to the Plan, unless such action, omission, or determination was taken or made in bad faith.

5.4. No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

5.5. Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

5.6. Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Florida.

5.7. Non-Exclusivity. The Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Business Criteria used under the Plan. In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

Section 6. Effective Date, Amendments, Suspension or Termination of Plan

The Plan shall be effective as of the Effective Date, subject to its approval by the shareholders of the Company after the Effective Date. Except to the extent prohibited by applicable law, the Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment may be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code or other applicable law. Termination of the Plan shall not affect any Bonuses due and outstanding on the date of termination and such Bonuses shall continue to be subject to the terms of the Plan notwithstanding its termination.

To the extent necessary to comply with the requirements under Section 162(m), the material terms of the Plan shall be submitted to the shareholders of the Company for re-approval at a meeting of shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the material terms of the Plan. Unless the shareholders re-approve the material terms of the Plan at such shareholders’ meeting, no Bonuses shall be paid under the Plan with respect to Performance Periods that began after such shareholders’ meeting, unless the Committee determines that such Bonuses shall not be intended to qualify under Section 162(m).

ANNEX B

Second Amended and Restated 2005 Long-Term Incentive Compensation Plan

PERRY ELLIS INTERNATIONAL, INC.

SECOND AMENDED AND RESTATED

2005 LONG-TERM INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective as of March 17, 2011)

1. Purpose. The purpose of this PERRY ELLIS INTERNATIONAL, INC. SECOND AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist Perry Ellis International, Inc., a Florida corporation (the “Company”), and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other key employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. This Plan was initially adopted by the Board on March 24, 2005, was amended and restated effective March 13, 2008, and has been amended and restated to read as set forth herein effective as of the Effective Date.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Share granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(b) “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but does not need to be, executed by the Company or the Participant.

(c) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, or any policies and procedures established from time to time by the Company or any Related Entity, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) any involvement by the Participant in fraud, misappropriation or embezzlement related to the business or property of the Company, (vi) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vii) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g) “Change in Control” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Change in Control” means a Change in Control as defined with related terms in Section 9(b) of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, then the Independent members of the Board shall serve as the Committee. The Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”.

(j) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) or entity who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k) “Continuous Service” means the uninterrupted active provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l) “Covered Employee” means an Eligible Person who is or is likely to be a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(m) “Deferred Stock” means a right to receive Shares, including Restricted Stock, cash or a combination thereof, at the end of a specified deferral period.

(n) “Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(e) hereof.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in an Award Agreement, “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(q) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(r) “Effective Date” means the effective date of the Plan. The Plan was originally effective March 24, 2005, and was amended and restated effective March 13, 2008. The effective date of this amendment and restatement of the Plan is March 17, 2011.

(s) “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee who is on an approved leave of absence (including sick leave, military leave, or any other authorized personal leave) may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v) “Fair Market Value” means as of any date that requires the determination of the Fair Market Value of a Share under this Plan or any Award Agreement, the value of a Share on such date of determination, calculated as follows:

(i) If the Shares are then listed or admitted to trading on the Nasdaq Global Select Market or other national securities exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price per Share on such date on the Nasdaq Global Select Market or principal securities exchange on which the Shares are then listed or admitted to trading, or, if no closing sale price for the Shares is quoted on such day, then the Fair Market Value shall be the closing sale price of the Shares on the Nasdaq Global Select Market or such securities exchange on the next preceding day on which a closing sale price is reported;

(ii) If the Shares are not then listed or admitted to trading on the Nasdaq Global Select Market or another securities exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Shares in the over-the-counter market on such date; or

(iii) If neither (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Committee in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties.

For the avoidance of doubt, when approving or authorizing an Award, the Committee can provide for the grant of an Award at a future date and in such event the determination of Fair Market Value as required under this Plan shall be as of such date of grant.

(w) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any substantial duties or responsibilities inconsistent in any material respect with the Participant’s duties or responsibilities as assigned by the Company or a Related Entity, excluding for this purpose any action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than any failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (iii) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities.

(x) “Incentive Stock Option” means any Option granted under and in accordance with the terms of Section 6(b), that meets the requirements of Section 422 of the Code or any successor provision thereto and is designated by the Committee in the applicable Award Agreement as an Incentive Stock Option.

(y) “Independent”, when referring to either the members of the Board or members of the Committee, shall have the same meaning as used in the rules of the Nasdaq Global Select Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Global Select Market.

(z) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

(aa) “Option” means a right granted to a Participant under and in accordance with the terms of Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(bb) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(cc) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(dd) “Participant” means a person who was an Eligible Person at the time of grant and has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(ee) “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(h).

(ff) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured, provided that such period shall be a minimum of 12 months and not more than 5 years.

(gg) “Performance Share” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(hh) “Performance Unit” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ii) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(jj) “Prior Plan” means the Perry Ellis International, Inc. 2002 Equity Compensation Plan, as amended and restated effective as of March 5, 2003.

(kk) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(ll) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(mm) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(nn) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(oo) “Shareholder Approval Date” means the date, on, before or after the Effective Date, on which this Plan is approved by the shareholders of the Company eligible to vote in the election of Directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of the Nasdaq Global Select Market or any national securities exchange on which any securities of the Company are listed for trading and other laws, regulations and obligations of the Company applicable to the Plan.

(pp) “Shares” means the shares of common stock of the Company, par value $0.01 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(qq) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(rr) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or controls the board of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(ss) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines; provided that the terms and conditions of each such Substitute Award (including, without limitation, the exercise price and number of Shares subject to such Substitute Award) shall be determined in accordance with Treasury Regulations section 1.409A-1(b)(5)(v)(D).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those Directors who are Independent, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, in its sole discretion but subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards (including Substitute Awards), prescribe the form of Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan, Award Agreements and any other instrument or agreement relating to, or awards made under, the Plan and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The terms and conditions prescribed by the Committee in any Award Agreement may include, in the discretion of the Committee, provisions requiring that a Participant forfeit and/or repay to the Company all or any portion of the value of any Award in the event that the Participant violates any noncompetition, nonsolicitation, confidentiality or other agreement with the Company or any Related Entity. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

(b) Manner of Exercise of Committee Authority. Notwithstanding anything herein to the contrary, the Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “qualified performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, attorneys, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares available for delivery under the Plan shall be the sum of (i) 500,000, plus (ii) the number of Shares with respect to Awards previously granted under the Plan that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve Shares, or are settled in cash in lieu of Shares. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share granted. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares available for grants of Incentive Stock Options is 500,000.

(b) Application of Limitation to Grants of Award. No Award may be granted if the number of Shares to be delivered in connection with such an Award or, in the case of an Award relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights), the number of Shares to which such Award relates, exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) Any Shares that are subject to an Award, or to an award under the Prior Plan that is outstanding on the Effective Date of the Plan, that terminates without being exercised, expires, is forfeited or canceled, is exchanged for an Award that does not involve Shares or is settled in cash in lieu of Shares, shall, to the extent of such termination, expiration, forfeiture, cancellation, or exchange for another Award or settlement in cash, again be available for Awards under the Plan, subject to Section 4(c)(v) below. If the Company uses the proceeds from the exercise of an Option to repurchase Shares, the Shares so repurchased shall not be counted for purposes of determining the maximum number of Shares available for grant under the Plan. With respect to Stock Appreciation Rights, when a stock-settled Stock Appreciation Right is exercised, the Shares subject to the Award Agreement shall be counted against the number of Shares available for future Awards under the Plan, regardless of the number of Shares used to satisfy the Stock Appreciation Right upon exercise.

(ii) In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of

Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall not be counted for purposes of determining the maximum number of Shares available for grant under the Plan. In the event that any option or award granted under the Prior Plan that is outstanding on the Effective Date of the Plan, is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall not again be available for Awards under the Plan.

(iii) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv) Any Shares that again become available for grant pursuant to this Section 4(c) shall be added back as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and two (2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(v) Notwithstanding anything in this Section 4(c) to the contrary and solely for purposes of determining whether Shares are available for the delivery of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 4(c) that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons; provided that Incentive Stock Option may be granted only to Employees. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than 375,000 Shares or (ii) Restricted Stock, Deferred Stock, Performance Shares and/or Other Stock-Based Awards with respect to more than 375,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units for any Performance Period is $5,000,000 multiplied by the number of full years in the Performance Period. The limit in the foregoing sentence shall apply separately to each Performance Period, even though Performance Periods may overlap in time.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The terms and conditions of each Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan or that is prohibited by applicable law or securities exchange rule. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Florida law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions; provided that Incentive Stock Options may be granted only to Employees. The terms and conditions of any Option granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c), the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), or (C) take any other action with respect to an Option that may be treated as a repricing, without approval of the Company’s shareholders.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure to the extent that it does not violate the prohibition on personal loans to executive officers and Directors imposed by the Sarbanes-Oxley Act of 2002), the form of such payment, including, without limitation, cash, Shares, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants. Except under certain circumstances contemplated by Section 9 or as may be set forth in an Award Agreement with respect to the death or Disability of a Participant, Options shall not be exercisable before the expiration of one year from the date the Option is granted. In addition, the term of each Option shall be fixed by the Committee, but shall not exceed 10 years from the date of grant thereof.

(iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any

Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) during any calendar year exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, which are set forth in an Award Agreement, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 10(c), the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), or (C) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing, without shareholder approval. A Freestanding Stock Appreciation Right shall not be exercisable before the expiration of one year from the date of grant, except under certain circumstances contemplated by Section 9 or as may be set forth in an Award Agreement with respect to the death or Disability of a Participant.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement (recognizing that settlement in cash or property other than Shares may cause the Award to be treated as a liability and therefore subject to potentially unfavorable financial accounting treatment), method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). The terms and conditions of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and, subject to Section 6(d)(iv) below, the right to receive dividends thereon.

During the Restriction Period, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, provided that any cash dividends with respect to Restricted Stock Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such cash dividends shall not be paid if the performance goals are not satisfied. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(v) Minimum Vesting Period. Except for certain limited situations (including termination of employment, a Change in Control referred to in Section 9, grants to new hires to replace forfeited compensation, grants representing payment of earned Performance Awards or other incentive compensation, or grants to Directors), Restricted Stock Awards subject solely to future service requirements shall have a Restriction Period of not less than three years from date of grant (but permitting pro-rata vesting over such time).

(e) Deferred Stock Award. The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. The terms and conditions of any Deferred Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. A Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant’s Deferred Stock Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect; provided that any Dividend Equivalents with respect to Deferred Stock Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such Dividend Equivalents shall not be paid if the performance goals are not satisfied.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. The terms and conditions of any Shares or Awards granted hereunder shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. The terms and conditions of any award of Dividend Equivalents under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, or a combination thereof, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The amount, terms and conditions of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan. The performance goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall be a minimum of 12 months and not more than 5 years. The Committee shall determine whether, and the extent to which, the applicable performance goals have been achieved or satisfied and the amount of the Performance Awards that will be distributed based upon such determination. Except as provided in Section 9 or provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. Performance Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards granted under the Plan, which terms and conditions shall not be inconsistent with the Plan and shall be set forth in an Award Agreement. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity and cashless exercise programs, provided that such loans and cashless exercise programs are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or prohibiting personal loans to executive officers and Directors of the Company and certain Related Entities under any other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine. Except for certain limited situations (including termination of employment, a Change in Control referred to in Section 9, grants to new hires to replace forfeited compensation, grants representing payment of earned Performance Awards or other incentive compensation, or grants to Directors), Other Stock-Based Awards subject solely to future service requirements shall be subject to restrictions for a period of not less than three years from date of grant (but permitting pro-rata vesting over such time). Notwithstanding the foregoing, any cash dividends and/or Dividend Equivalents with respect to Other Stock-Based Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such cash dividends and/or Dividend Equivalents shall not be paid if the performance goals are not satisfied, except that the Participant shall have the right to vote any Shares distributed with respect to an Other Stock-Based Award in connection with a stock split or stock dividend.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock).

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the Nasdaq Global Select Market or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on either the Nasdaq Global Select Market or a national securities exchange, then the rules of the Nasdaq Global Select Market. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, it is the intent of the parties to the applicable Award Agreement that such Award

Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

8. Code Section 162(m) Provisions.

(a) Covered Employees. If the Committee, in its discretion, determines at the time a Performance Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Performance Award, a Covered Employee, that such Performance Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then the provisions of this Section 8 shall be applicable to such Performance Award.

(b) Performance Criteria. If the Committee intends that a Performance Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above criteria may be measured on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period of a minimum of 12 months and not more than five years, as specified by the Committee. Performance goals shall be established not later than the earlier of (i) 90 days after the beginning of any Performance Period applicable to such Performance Awards, or (ii) the date on which 25% of the days in the Performance Period have elapsed, or at such other date as may be required or permitted for “qualified performance-based compensation” under Code Section 162(m). The Committee, in its discretion, may, but need not, establish different Performance Periods and different performance goals with respect to one or more Participants.

(d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance goals and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “qualified performance based compensation” under Code Section 162(m).

(f) Shareholder Reapproval of Performance Criteria. If and to the extent required in order to qualify as “performance based compensation” under Code Section 162(m), the performance criteria set forth in paragraph (a) of this Section 8 and any other material terms of the performance goals used to measure Performance Awards subject to this Section 8, shall be disclosed to and reapproved by shareholders of the Company not later than the first meeting of shareholders of the Company that occurs in the fifth year following the year in which the Company’s shareholders previously approved the performance goals.

9. Change in Control.

(a) Effect of “Change in Control.” Subject to Section 9(a)(iv), and if and only to the extent provided in the Award Agreement, or to the extent otherwise determined by the Committee, upon the occurrence of a Change in Control:

(i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, deem such performance goals and conditions as having been met as of the date of the Change in Control.

(iv) Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, then no outstanding Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall be accelerated as described in Sections 9(a)(i), (ii) and (iii). For the purposes of this Section 9(a)(iv), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company (other than for Cause) within 24 months following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated in accordance with the terms of the respective Award Agreement or as determined by the Committee, in its discretion, or as described in Sections 9(a)(i), (ii) and (iii) above.

(b) Definition of “Change in Control”. Unless otherwise specified in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Adjustments in Case of Certain Corporate Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is the surviving corporation, (b) the assumption or substitution for, as those terms are described in Section 9(b)(iv) hereof, the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). The Committee shall give written or electronic notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(iii) Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the performance goals included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, or Performance Awards granted pursuant to Section 8(b) hereof to Covered Employees and intended to qualify as “qualified performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “qualified performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares (recognizing that if and to the extent that the Shares withheld exceed certain minimum statutory withholding requirements, such withholding may cause the Award to be treated as a liability subject to potential unfavorable financial accounting treatment) or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Nasdaq Global Select Market or any national securities exchange on which any securities of the Company are listed for trading, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws, and applicable federal law.

(k) Non-U.S. Laws. With respect to any Participant who is resident outside of the U.S., the Committee shall have the authority to adopt such modifications, procedures, Award Agreements and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to such Participants and to meet the objectives of the Plan.

(l) Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval, within 12 months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of the Nasdaq Global Select Market or any national securities exchange on which any securities of the Company are listed for trading, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS – JUNE 9, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PERRY ELLIS INTERNATIONAL, INC.

The undersigned hereby appoints George Feldenkreis and Oscar Feldenkreis, acting singly, as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, $.01 par value per share, of Perry Ellis International, Inc., a Florida corporation (the “Company”), held of record by the undersigned on April 28, 2011 at the Annual Meeting of Shareholders to be held on June 9, 2011 or any adjournment or adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR all nominees, FOR Proposal 2, FOR a “1 YEAR” frequency with respect to Proposal 3, and FOR Proposals 4, 5, and 6.

PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Shareholder

Meeting to be Held on June 9, 2011

The Proxy Statement and Annual Report to Shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2011

(Continued, and to be marked, dated and signed on the other side)

The Board of Directors recommends that you vote for the following nominees for director:

PROPOSAL 1. ELECTION OF DIRECTORS OF THE COMPANY

A.	☐	FOR THE TWO NOMINEES LISTED BELOW TO SERVE UNTIL THE 2014 ANNUAL MEETING OF SHAREHOLDERS (01) Joseph Natoli (02) Eduardo M. Sardiña	☐	WITHHOLD AUTHORITY to vote for the nominees listed below

(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.)

The Board recommends you vote FOR the following proposal:

PROPOSAL 2.	NON-BINDING SAY-ON-PAY VOTE.
TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION
FOR ☐ AGAINST ☐ ABSTAIN ☐

The Board recommends you vote for “1 YEAR” on the following Proposal

PROPOSAL 3.	NON-BINDING SAY-ON-FREQUENCY VOTE.
TO HAVE AN ADVISORY VOTE ON THE COMPANY’S COMPENSATION OF EXECUTIVE OFFICERS ONCE EVERY 1, 2 OR 3 YEARS
1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN ☐

The Board recommends you vote FOR the following proposals:

PROPOSAL 4.	TO ADOPT THE 2011 MANAGEMENT INCENTIVE COMPENSATION PLAN. FOR ☐ AGAINST ☐ ABSTAIN ☐

PROPOSAL 5.	TO ADOPT THE SECOND AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE COMPENSATION PLAN. FOR ☐ AGAINST ☐ ABSTAIN ☐

PROPOSAL 6.	RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 28, 2012. FOR ☐ AGAINST ☐ ABSTAIN ☐

In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

Dated: , 2011

PLEASE SIGN HERE
Please date this proxy and sign your name exactly as it appears hereon.
Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.